                                                                    Exhibit 99.1


    Index to Consolidated Financial Statements of NRG Energy, Inc.


                                                                        PAGE NO.
                                                                        --------
    Report of Independent Accountants                                       1

    Consolidated Statement of Income                                        2

    Consolidated Statement of Cash Flows                                    3

    Consolidated Balance Sheet                                              4-5

    Consolidated Statement of Stockholders' Equity                          6

    Notes to Consolidated Financial Statements                              7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NRG Energy, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NRG Energy, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 21 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001.

/s/  PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 21, 2002

                       NRG ENERGY, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  2001           2000          1999
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES AND EQUITY EARNINGS
  Revenues from majority-owned operations...................   $2,798,608     $2,018,622     $432,518
  Equity in earnings of unconsolidated affiliates...........      210,032        139,364       67,500
                                                               ----------     ----------     --------
       Total operating revenues and equity earnings.........    3,008,640      2,157,986      500,018
                                                               ----------     ----------     --------
OPERATING COSTS AND EXPENSES
  Cost of majority-owned operations.........................    1,855,631      1,289,471      269,900
  Depreciation and amortization.............................      212,493        122,953       37,026
  General, administrative and development...................      225,694        172,489       83,572
                                                               ----------     ----------     --------
       Total operating costs and expenses...................    2,293,818      1,584,913      390,498
                                                               ----------     ----------     --------
OPERATING INCOME............................................      714,822        573,073      109,520
                                                               ----------     ----------     --------
OTHER INCOME (EXPENSE)
  Minority interest in earnings of consolidated
     subsidiaries...........................................       (6,564)       (11,335)      (2,456)
  Gain on sale of interest in projects......................           --             --       10,994
  Other income, net.........................................       34,084          7,857        6,432
  Interest expense..........................................     (443,734)      (293,922)     (93,376)
                                                               ----------     ----------     --------
       Total other expense..................................     (416,214)      (297,400)     (78,406)
                                                               ----------     ----------     --------
INCOME BEFORE INCOME TAXES..................................      298,608        275,673       31,114
INCOME TAX EXPENSE (BENEFIT)................................       33,404         92,738      (26,081)
                                                               ----------     ----------     --------
NET INCOME..................................................   $  265,204     $  182,935     $ 57,195
                                                               ==========     ==========     ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING - BASIC.......................................      194,929        165,861      147,605
EARNINGS PER WEIGHTED AVERAGE COMMON SHARE - BASIC..........   $     1.36     $     1.10     $   0.39
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING - DILUTED.....................................      196,439        166,989      147,605
EARNINGS PER WEIGHTED AVERAGE COMMON SHARES - DILUTED.......   $     1.35     $     1.10     $   0.39

                See notes to consolidated financial statements.

                       NRG ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------
                                                                  2001           2000           1999
                                                                  ----           ----           ----
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................   $   265,204    $   182,935    $    57,195
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities
    Undistributed equity in earnings of unconsolidated
      affiliates............................................      (119,002)       (43,258)       (27,181)
    Depreciation and amortization...........................       212,493        122,953         37,026
    Deferred income taxes and investment tax credits........        45,556         38,458         (3,401)
    Unrealized (gains)/losses on energy contracts...........       (13,257)            --             --
    Minority interest.......................................         6,564          4,993            857
    Gain on sale of investments.............................            --             --        (10,994)
    Cash provided by (used in) changes in certain working
      capital items, net of effects from acquisitions and
      dispositions..........................................
      Accounts receivable...................................        89,523       (198,091)       (99,608)
      Accounts receivable-affiliates........................            --         10,703          9,964
      Inventory.............................................      (111,131)       (12,316)       (17,287)
      Prepayments and other current assets..................       (36,530)          (608)       (13,433)
      Accounts payable......................................        (4,512)       143,045         40,616
      Accounts payable-affiliates...........................         4,989             --             --
      Accrued income taxes..................................       (75,132)        39,137         25,834
      Accrued property and sales taxes......................         4,054          3,743          1,740
      Accrued salaries, benefits, and related costs.........        15,785         (8,153)         1,955
      Accrued interest......................................        35,637         38,479          5,192
      Other current liabilities.............................        37,675         (5,136)        (3,533)
    Cash provided by (used by) changes in other assets and
      liabilities...........................................       (81,902)        44,794        (16,322)
                                                               -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........       276,014        361,678        (11,380)
                                                               -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions, net of liabilities assumed..................    (2,813,117)    (1,912,957)    (1,519,365)
  Consolidation of equity subsidiaries......................            --             --         20,181
  Proceeds from sale of investments.........................         4,063          8,917         43,500
  Decrease/(increase) in restricted cash....................       (99,707)         5,306        (13,067)
  Decrease/(increase) in notes receivable...................        45,091         (5,444)        58,331
  Capital expenditures......................................    (1,322,130)      (223,560)       (94,853)
  Proceeds from sale of property............................            --          9,785             --
  Investments in projects...................................      (149,841)       (86,195)      (163,340)
                                                               -----------    -----------    -----------
NET CASH USED BY INVESTING ACTIVITIES.......................    (4,335,641)    (2,204,148)    (1,668,613)
                                                               -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (payments)/borrowings under line of credit
    agreement...............................................       202,000       (367,766)       216,000
  Proceeds from issuance of stock...........................       475,464        453,719             --
  Proceeds from issuance of corporate units (warrants)......         4,080             --             --
  Proceeds from issuance of short term debt.................       622,156             --        682,096
  Capital contributions from parent.........................            --             --        250,000
  Proceeds from issuance of long-term debt..................     3,268,017      3,034,909        575,633
  Principal payments on long-term debt......................      (418,171)    (1,214,992)       (18,634)
                                                               -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................     4,153,546      1,905,870      1,705,095
                                                               -----------    -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................        (3,055)           360             --
                                                               -----------    -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        90,864         63,760         25,102
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............        95,243         31,483          6,381
                                                               -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $   186,107    $    95,243    $    31,483
                                                               ===========    ===========    ===========

                See notes to consolidated financial statements.

                       NRG ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                   2001           2000
                                                                -----------    ----------
                                                                     (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $   186,107    $   95,243
  Restricted cash...........................................        161,842        12,135
  Accounts receivable-trade, less allowance for doubtful
     accounts of $33,962 and $21,199........................        346,154       360,075
  Income tax receivable.....................................         28,118            --
  Inventory.................................................        331,323       174,864
  Current portion of notes receivable.......................            737           267
  Derivative instruments valuation -- at market.............         54,934            --
  Prepayments and other current assets......................         78,142        30,074
                                                                -----------    ----------
Total current assets........................................      1,187,357       672,658
                                                                -----------    ----------
PROPERTY, PLANT AND EQUIPMENT, AT ORIGINAL COST
  In service................................................      7,005,680     4,106,653
  Under construction........................................      2,942,993       206,992
                                                                -----------    ----------
Total property, plant and equipment.........................      9,948,673     4,313,645
  Less accumulated depreciation.............................       (516,454)     (271,977)
                                                                -----------    ----------
Net property, plant and equipment...........................      9,432,219     4,041,668
                                                                -----------    ----------
OTHER ASSETS
  Equity investments in affiliates..........................      1,050,510       973,261
  Capitalized project costs.................................          2,581        10,262
  Notes receivable, less current portion....................        775,865        76,745
  Decommissioning fund investments..........................          4,336         3,863
  Intangible assets, net of accumulated amortization of
     $15,311 and $8,951.....................................         97,133       101,570
  Debt issuance costs, net of accumulated amortization of
     $17,250 and $6,443.....................................        110,708        48,773
  Derivative instruments valuation -- at market.............        179,605            --
  Other assets, net of accumulated amortization of $13,323
     and $10,628............................................         54,231        50,192
                                                                -----------    ----------
Total other assets..........................................      2,274,969     1,264,666
                                                                -----------    ----------
TOTAL ASSETS................................................    $12,894,545    $5,978,992
                                                                ===========    ==========

                See notes to consolidated financial statements.

                       NRG ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                   2001           2000
                                                                -----------    ----------
                                                                     (IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of project level long-term debt...........    $   500,154    $  146,469
  Revolving line of credit..................................        170,000         8,000
  Revolving line of credit, non-recourse debt...............         40,000            --
  Project-level, non-recourse debt..........................         22,156            --
  Corporate level, recourse debt............................        600,000            --
  Accounts payable-trade....................................        330,471       255,917
  Accounts payable-affiliate................................         16,867         7,191
  Accrued income taxes......................................             --        43,870
  Accrued property, sales and other taxes...................         14,585        10,531
  Accrued salaries, benefits and related costs..............         40,043        24,830
  Accrued interest..........................................         96,479        51,962
  Derivative instruments valuation -- at market.............         21,910            --
  Other current liabilities.................................         97,939        14,220
                                                                -----------    ----------
Total current liabilities...................................      1,950,604       562,990
OTHER LIABILITIES
  Project-level, long-term, non-recourse debt...............      4,871,432     2,146,953
  Corporate level long-term, recourse debt..................      2,972,400     1,503,896
  Deferred Income Taxes.....................................        445,736        55,642
  Postretirement and other benefit obligations..............         75,455        83,098
  Derivative instruments valuation -- at market.............         51,520            --
  Other long-term obligations and deferred income...........        222,468       149,640
  Minority interest.........................................         67,801        14,685
                                                                -----------    ----------
Total liabilities...........................................     10,657,416     4,516,904
                                                                -----------    ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Class A - Common stock; $.01 par value; 250,000,000 shares authorized; 147,604,500 shares issued and
     outstanding............................................          1,476         1,476
  Common stock; $.01 par value; 550,000,000 shares
     authorized; 50,939,875 shares and 32,395,500 shares
     issued and outstanding at December 31, 2001 and 2000...            509           324
  Additional paid-in capital................................      1,713,984     1,233,833
  Retained earnings.........................................        635,349       370,145
  Accumulated other comprehensive income....................       (114,189)     (143,690)
                                                                -----------    ----------
Total Stockholders' Equity..................................      2,237,129     1,462,088
                                                                -----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $12,894,545    $5,978,992
                                                                ===========    ==========

                See notes to consolidated financial statements.

                       NRG ENERGY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                           CLASS A                                                  ACCUMULATED
                                            COMMON            COMMON       ADDITIONAL                  OTHER           TOTAL
                                       ----------------   --------------    PAID-IN     RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                       STOCK    SHARES    STOCK   SHARES    CAPITAL     EARNINGS      INCOME          EQUITY
                                       -----    ------    -----   ------   ----------   --------   -------------   -------------
                                                                            (IN THOUSANDS)
BALANCES AT DECEMBER 31, 1998........  $1,476   147,605   $ --        --   $  530,438   $130,015     $ (82,597)     $  579,332
                                       ------   -------   ----    ------   ----------   --------     ---------      ----------
  Net Income.........................                                                     57,195                        57,195
    Foreign currency translation
      adjustments....................                                                                    7,127           7,127
                                                                                                                    ----------
    Comprehensive income for 1999....                                                                                   64,322
    Capital contribution from
      parent.........................                                         250,000                                  250,000
                                       ------   -------   ----    ------   ----------   --------     ---------      ----------
BALANCES AT DECEMBER 31, 1999........  $1,476   147,605   $ --        --   $  780,438   $187,210     $ (75,470)     $  893,654
                                       ======   =======   ====    ======   ==========   ========     =========      ==========
  Net Income.........................                                                    182,935                       182,935
    Foreign currency translation
      adjustments....................                                                                  (68,220)        (68,220)
                                                                                                                    ----------
    Comprehensive income for 2000....                                                                                  114,715
    Issuance of common stock, net of
      issuance costs of $32.2
      million........................                      324    32,396      453,395                                  453,719
                                       ------   -------   ----    ------   ----------   --------     ---------      ----------
BALANCES AT DECEMBER 31, 2000........  $1,476   147,605   $324    32,396   $1,233,833   $370,145     $(143,690)     $1,462,088
                                       ======   =======   ====    ======   ==========   ========     =========      ==========
  Net Income.........................                                                    265,204                       265,204
    Foreign currency translation
      adjustments and other..........                                                                  (41,600)        (41,600)
    Deferred unrealized gains, net on
      derivatives....................                                                                   71,101          71,101
                                                                                                                    ----------
    Comprehensive income for 2001....                                                                                  294,705
    Capital stock activity:
    -Issuance of corporate units/
      warrant........................                                           4,080                                    4,080
    -Tax benefits of stock option
      issuance.......................                                             792                                      792
    -Issuance of common stock, net of
      issuance costs of $23.5
      million........................                      185    18,543      475,279                                  475,464
                                       ------   -------   ----    ------   ----------   --------     ---------      ----------
BALANCES AT DECEMBER 31, 2001........  $1,476   147,605   $509    50,939   $1,713,984   $635,349     $(114,189)     $2,237,129
                                       ======   =======   ====    ======   ==========   ========     =========      ==========

                See notes to consolidated financial statements.

NOTE 1 -- ORGANIZATION

     NRG Energy, Inc., (NRG Energy), was incorporated as a Delaware corporation on May 29, 1992. Beginning in 1989, NRG Energy conducted business through its predecessor companies, NRG Energy, Inc. and NRG Group, Inc., Minnesota corporations, which were merged into NRG Energy subsequent to its incorporation. NRG Energy, together with its majority owned subsidiaries and affiliates, is a leading global energy company primarily engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of energy, capacity and related products.

     On June 5, 2000, NRG Energy completed its initial public offering. Prior to completing its initial public offering, NRG Energy was a wholly owned subsidiary of Northern States Power Company (NSP). During August 2000, NSP and New Century Energies, Inc. completed their merger. The surviving company operates under the new name Xcel Energy, Inc. (Xcel Energy). The shares of NRG Energy's class A common stock previously held by NSP are now owned by Xcel Energy. As of December 31, 2001, Xcel Energy owned a 74% interest in NRG Energy's outstanding common and class A common stock, representing 97% of the total voting power of NRG Energy's common stock and class A common stock.

     In February 2002, Xcel Energy announced its intention to commence an exchange offer to acquire all of NRG Energy's outstanding common stock, and stated its intention to close this transaction in April 2002 (See Note 23).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include NRG Energy's accounts and those of its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Accounting policies for all of NRG Energy's operations are in accordance with accounting principles generally accepted in the United States of America. As discussed in Note 6, NRG Energy has investments in partnerships, joint ventures and projects. Investments in such businesses in which NRG Energy does not have control, but has the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method. Earnings from equity in international investments are recorded net of foreign income taxes.

CASH AND CASH EQUIVALENTS

     Cash equivalents include highly liquid investments (primarily commercial paper) with an original maturity of three months or less at the time of purchase.

RESTRICTED CASH

     Restricted cash consists primarily of cash collateral for letters of credit issued in relation to project development activities and funds held in trust accounts to satisfy the requirements of certain debt agreements.

INVENTORY

     Inventory is valued at the lower of weighted average cost or market and consists principally of fuel oil, spare parts, coal, kerosene, emission allowance credits and raw materials used to generate steam.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at original cost or the present value of minimum lease payments for assets under capital leases. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

Facilities and improvements.................................    10-45 years
Machinery and equipment.....................................     7-30 years
Office furnishings and equipment............................      3-5 years

     The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations. NRG Energy analyzes property, plant and equipment quarterly for potential impairment, assessing the appropriateness of lives and recoverability of net balances in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

IMPAIRMENT OF LONG LIVED ASSETS

     Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

CAPITALIZED INTEREST

     Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the asset under construction is ready for its intended use. Capitalized interest was approximately $27,175,000, $2,667,000, and $287,000 in 2001, 2000 and 1999, respectively.

CAPITALIZED PROJECT COSTS

     Development costs and capitalized project costs include third party professional services, permits, and other costs which are incurred incidental to a particular project. Such costs are expensed as incurred until an acquisition agreement or letter of intent is signed, and the project has been approved by NRG Energy's Board of Directors. Additional costs incurred after this point are capitalized. When a project begins operation, previously capitalized project costs are reclassified to equity investments in affiliates or property plant and equipment and amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period.

DEBT ISSUANCE COSTS

     Debt issuance costs are capitalized and amortized over the terms of the related debt.

INTANGIBLE ASSETS

     Goodwill results when NRG Energy purchases a business at a price higher than the underlying fair value of the net assets. Effective January 1, 2002, NRG Energy implemented SFAS No. 142, "Goodwill and Other Intangible Assets." (SFAS No. 142). At December 31, 2001, NRG Energy had intangible assets of $97.1 million including $56.6 million of goodwill. These amounts and all intangible assets and goodwill acquired in the future will be accounted for under the new accounting standard. The new accounting can be expected to initially increase earnings due to the elimination of regular amortization expense, but periodically cause reductions in earnings when impairment write-downs of goodwill and/or intangible assets are required.

INCOME TAXES

     In March 2001, NRG Energy was deconsolidated from Xcel Energy for Federal income tax purposes. Prior to March 13, 2001, NRG Energy was included in the consolidated tax returns of Xcel Energy. NRG Energy calculated its income tax provision on a separate return basis under a tax sharing agreement with Xcel Energy as discussed in Note 10. Current Federal and certain state income taxes were payable to or receivable from Xcel Energy.

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

     NRG Energy is primarily an electric generation company, operating a portfolio of majority-owned electric generating plants and certain plants in which its ownership interest is 50% or less and which are accounted for under the equity method. In connection with its electric generation business, NRG Energy also produces thermal energy for sale to customers, principally through steam and chilled water facilities. NRG Energy also collects methane gas from landfill sites, which is then used for the generation of electricity. In addition, NRG Energy sells small amounts of natural gas and oil to third parties. NRG Energy's wholly owned subsidiary, NRG Power Marketing, Inc. enters into both physical and financial transactions on behalf of the entities which own the electric generating plants in order to optimize the financial performance of the plants.

     Electrical energy revenue is recognized upon transmission to the customer. Capacity and ancillary revenue is recognized when contractually earned. Disputed revenues are not recorded on the financial statements and will not be recognized as income until disputes are resolved and collection is assured.

     NRG Energy also performs operations and maintenance services for some of the projects in which it has an interest. Revenue is recognized as service contract revenue on these contracts when the services are performed.

     NRG Energy uses the equity method of accounting to recognize as revenue its pro rata share of the net income or loss of the unconsolidated investment until such time as the company's investment is reduced to zero, at which time equity income is generally recognized only upon receipt of cash distributions from the investee.

     NRG Energy recognizes other income for interest income on loans to affiliates as the interest is earned and realizable.

FOREIGN CURRENCY TRANSLATION

     The local currencies are generally the functional currency of NRG Energy's foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses and cash flows are translated at weighted-average rates of exchange for the period. The resulting currency adjustments are accumulated and reported as a separate component of stockholders' equity and are not included in the determination of the results of operations.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject NRG Energy to concentrations of credit risk consist primarily of cash, accounts receivable, and notes receivable. Cash accounts are generally held in Federally insured banks. Accounts receivable, notes receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact NRG Energy's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, NRG Energy believes the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 17.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term receivables approximate fair value as the effective rates for these instruments are comparable to market rates at year end, including current portions. The carrying amount of long term debt was approximately $8.3 billion and $3.8 billion at December 31, 2001 and 2000, respectively. The estimated fair value of long-term debt is based on borrowing rates currently available with similar terms and average maturities.

STOCK BASED COMPENSATION

     In 1995, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock Based Compensation." NRG Energy has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, NRG Energy records expense in an amount equal to the excess of the quoted market price on the grant date over the option price. Such expense is recognized at the grant date for options fully vested. For options with a vesting period, the expense is recognized over the vesting period. NRG Energy has recognized approximately $1.9 million and $7.3 million of stock based compensation expense for the periods ended December 31, 2001 and 2000, respectively.

NET INCOME (LOSS) PER SHARE

     Basic net income per share is calculated based on the weighted average of common shares outstanding during the period. Net income per share, assuming dilution is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. NRG Energy's only common equivalent shares are those that result from dilutive common stock options and NRG Energy's Corporate Units (see Note 15).

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     In recording transactions and balances resulting from business operations, NRG Energy uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, un-collectible accounts and actuarially determined benefit costs and the valuation of long-term energy commodities contracts, among others. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived assets and for Long-lived Assets to Be Disposed Of." Goodwill will no longer be amortized to comply with the provisions of SFAS No. 142. Instead, goodwill and intangible assets that will not be amortized should be tested for impairment annually and on an interim basis if an event occurs or a circumstance changes between annual tests that may reduce the fair value of a reporting unit below its carrying value. An impairment test is required to be performed within six months of the date of adoption, and the first annual impairment test must be performed in the year the statement is initially adopted.

     NRG Energy and its subsidiaries, as required, adopted SFAS No. 142 on January 1, 2002. At December 31, 2001, NRG Energy had intangible assets of $97.1 million, including $56.6 million of goodwill. These amounts and all intangible assets and goodwill acquired in the future will be accounted for under the new accounting standard. The new accounting standard is expected to initially increase earnings by an immaterial amount due to the elimination of regular amortization expense, but occasionally cause reductions in earnings when impairment write-downs of goodwill and/or intangible assets are required. Expense recognized for amortization of goodwill in 2001 was $3.8 million (pre-tax). NRG Energy does not expect to recognize any asset impairments as a result of adopting SFAS No. 142 in the first quarter of 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. NRG Energy has not completed its analysis of SFAS No. 143.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 retains and expands upon the fundamental provisions of existing guidance related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Generally, the provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

RECLASSIFICATIONS

     Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or total stockholders' equity as previously reported.

NOTE 3 -- ASSET ACQUISITIONS

     During the year ended December 31, 2001, NRG Energy completed numerous acquisitions. These acquisitions have been recorded using the purchase method of accounting. Accordingly, these purchase prices have been preliminarily allocated to assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. These estimates may be adjusted based upon completion of certain procedures including third party valuations. Operations of the acquired companies have been included in the operations of NRG Energy since the date of the respective acquisitions.

     In January 2001, NRG Energy purchased from LS Power, LLC a 5,633 MW portfolio of operating projects and projects in construction and advanced development that are located primarily in the north central and south central United States. Each facility employs natural gas-fired, combined-cycle technology. Through December 31, 2005, NRG Energy also has the opportunity to acquire ownership interests in an additional 3,000 MW of generation projects developed and offered for sale by LS Power and its partners.

     In March 2001, NRG Energy purchased from Cogentrix the remaining 430 MW, or 51.37% interest, in an 837 MW natural gas-fired combined-cycle plant in Batesville, Mississippi. NRG Energy acquired a 48.63% interest in the plant in January 2001 from LS Power.

     In May 2001, NRG Energy purchased a 640 MW natural gas-fired power plant in Audrain County, Missouri from Duke Energy North America LLC.

     In June 2001, NRG Energy closed on the construction financing for the Brazos Valley generating facility, a 633 MW gas-fired power plant in Fort Bend County, Texas that NRG Energy will build, operate and manage. At the time of the closing, NRG Energy also became the 100% owner of the project by purchasing STEAG Power LLC's 50% interest in the project. NRG Energy expects the project to begin commercial operation in February 2003.

     In June 2001, NRG Energy purchased 1,081 MW of interests in power generation plants from a subsidiary of Conectiv. NRG Energy acquired a 100% interest in the 784 MW coal-fired Indian River Generating Station located near Millsboro, Delaware and in the 170 MW oil-fired Vienna Generating Station located in Vienna, Maryland. In addition, NRG Energy acquired 64 MW of the 1,711 MW coal-fired Conemaugh Generating Station located approximately 60 miles east of Pittsburgh, Pennsylvania and 63 MW of the 1,711 MW coal-fired Keystone Generating Station located approximately 50 miles east of Pittsburgh, Pennsylvania.

     In June 2001, NRG Energy purchased a 389 MW gas-fired power plant and a 116 MW thermal power plant, both of which are located on Csepel Island in Budapest, Hungary, from PowerGen. In April 2001, NRG Energy also purchased from PowerGen its interest in Saale Energie GmbH and its 33.3% interest in MIBRAG BV. By acquiring PowerGen's interest in Saale Energie, NRG Energy increased its ownership interest in the 960 MW coal-fired Schkopau power station located near Halle, Germany from 200 MW to 400 MW.

     By acquiring PowerGen's interest in MIBRAG, an integrated energy business in eastern Germany consisting primarily of two lignite mines and three power stations, and following MIBRAG's buy back of the shares NRG Energy acquired from PowerGen, NRG Energy increased its ownership of MIBRAG from 33.3% to 50%. The Washington Group International, Inc., owns the remaining 50% of MIBRAG.

     In August 2001, NRG Energy acquired an approximately 2,255 MW portfolio of operating projects and projects in advanced development, including projects that NRG Energy intends to develop, that are located in Illinois and upstate New York from Indeck Energy Services, Inc.

     In August 2001, NRG Energy acquired Duke Energy's 77% interest in the approximately 520 MW natural-gas fired McClain Energy Generating Facility located near Oklahoma City, Oklahoma. The Oklahoma Municipal Power Authority owns the remaining 23% interest. The McClain facility commenced operations in June 2001.

     In September 2001, NRG Energy acquired a 50% interest in Termo Rio SA, a 1,040 MW gas-fired cogeneration facility currently under construction in Rio de Janeiro State, Brazil, from Petroleos Brasileiros SA (Petrobras). Commercial operation of the facility is expected to begin in March 2004. NRG Energy has the option to put its interest in the project back to Petrobras after March 2002 if by that time certain milestones have not been met, including final agreement on the terms of all project documents.

     During fiscal year 2001, NRG Energy also acquired other minor interests in projects in Taiwan, India, Peru and the State of Nevada.

     The respective purchase prices have been allocated to the net assets of the acquired entities as follows:

                                                              DECEMBER 31, 2001
                                                              -----------------
                                                               (IN THOUSANDS)
Current assets..............................................     $   307,654
Property plant and equipment................................       4,173,509
Non-current portion of notes receivable.....................         736,041
Current portion of long term debt assumed...................         (61,268)
Other current liabilities...................................         (99,666)
Long term debt assumed......................................      (1,586,501)
Deferred income taxes.......................................        (149,988)
Other long term liabilities.................................        (202,411)
Other non-current assets and liabilities....................        (181,473)
                                                                 -----------
     Total purchase price...................................       2,935,897
Less -- Cash balances acquired (excluding restricted
  cash).....................................................        (122,780)
                                                                 -----------
     Net purchase price.....................................     $ 2,813,117
                                                                 ===========

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

     The major classes of property, plant and equipment at December 31, were as follows:

                                                                   2001             2000
                                                                ----------       ----------
                                                                      (IN THOUSANDS)
Facilities and equipment....................................    $6,863,930       $4,009,244
Land and improvements.......................................       111,368           79,190
Office furnishings and equipment............................        30,382           18,219
Construction in Progress....................................     2,942,993          206,992
                                                                ----------       ----------
       Total property, plant and equipment..................     9,948,673        4,313,645
       Accumulated depreciation.............................      (516,454)        (271,977)
                                                                ----------       ----------
       Net property, plant and equipment....................    $9,432,219       $4,041,668
                                                                ==========       ==========

NOTE 5 -- INVENTORY

     Inventory, which is stated at the lower of weighted average cost or market, at December 31, consists of:

                                                                  2001           2000
                                                                --------       --------
                                                                    (IN THOUSANDS)
Fuel oil....................................................    $ 89,318       $ 48,541
Coal........................................................      96,193         17,439
Kerosene....................................................       1,267          1,524
Spare parts.................................................     121,622         85,136
Emission credits............................................      16,995            871
Natural gas.................................................       1,395             --
Other.......................................................       4,533         21,353
                                                                --------       --------
       Total Inventory......................................    $331,323       $174,864
                                                                ========       ========

NOTE 6 -- INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD

     NRG Energy has investments in various international and domestic energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NRG Energy from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in pretax income or losses of domestic partnerships and, generally, in the net income or losses of international projects, are reflected as equity in earnings of unconsolidated affiliates.

     A summary of NRG Energy's equity-method investments of 200 MW or more which were in operation at December 31, 2001 is as follows:

NAME                                                            GEOGRAPHIC AREA    ECONOMIC INTEREST
----                                                            ---------------    -----------------
Gladstone Power Station.....................................      Australia              37.50%
Loy Yang Power A............................................      Australia              25.37%
Lanco Kondapalli Power......................................        India                30.00%
MIBRAG GmbH.................................................        Europe               50.00%
ECK Generating (ECKG).......................................    Czech Republic           44.50%
Scudder Latin American Power................................    Latin America            25.00%
El Segundo Power............................................         USA                 50.00%
Long Beach Generating.......................................         USA                 50.00%
Encina......................................................         USA                 50.00%
San Diego Combustion Turbines...............................         USA                 50.00%
Rocky Road Power............................................         USA                 50.00%
Mustang.....................................................         USA                 25.00%
Sabine River Works Cogeneration.............................         USA                 50.00%
Cogeneration Corp. of America...............................         USA                 20.00%

     Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method as of and for the year ended December 31, is as follows:

                                                                2001          2000          1999
                                                             ----------    ----------    ----------
                                                                         (IN THOUSANDS)
Operating revenues.......................................    $3,070,078    $2,349,108    $1,732,521
Costs and expenses.......................................     2,658,168     1,991,086     1,531,958
                                                             ----------    ----------    ----------
     Net income..........................................    $  411,910    $  358,022    $  200,563
                                                             ----------    ----------    ----------
Current assets...........................................    $1,425,175    $1,000,670    $  742,674
Noncurrent assets........................................     7,009,862     7,470,766     7,322,219
                                                             ----------    ----------    ----------
     Total assets........................................    $8,435,037    $8,471,436    $8,064,893
                                                             ----------    ----------    ----------
Current liabilities......................................    $1,192,630    $1,094,304    $  708,114
Noncurrent liabilities...................................     4,533,168     4,306,142     5,168,893
Equity...................................................     2,709,239     3,070,990     2,187,886
                                                             ----------    ----------    ----------
     Total liabilities and equity........................    $8,435,037    $8,471,436    $8,064,893
NRG's share of equity....................................    $1,050,510    $  973,261    $  932,591
NRG's share of net income................................    $  210,032    $  139,364    $   67,500

NOTE 7 -- RELATED PARTY TRANSACTIONS

     NRG Energy and Xcel Energy have entered into material transactions and agreements with one another and are expected to enter into material transactions and agreements from time to time in the future. Certain material agreements and transactions currently existing between NRG Energy and Xcel Energy are described below.

OPERATING AGREEMENTS

     NRG Energy has two agreements with Xcel Energy for the purchase of thermal energy. Under the terms of the agreements, Xcel Energy charges NRG Energy for certain costs (fuel, labor, plant maintenance, and auxiliary power) incurred by Xcel Energy to produce the thermal energy. NRG Energy paid Xcel Energy $7.1 million, $5.5 million and $4.4 million in 2001, 2000 and 1999, respectively, under these agreements. One of these agreements expires on December 31, 2002 and the other expires on December 31, 2006.

     NRG Energy has a renewable 10-year agreement with Xcel Energy, expiring on December 31, 2006, whereby Xcel Energy agreed to purchase refuse-derived fuel for use in certain of its boilers and NRG Energy agrees to pay Xcel Energy a burn incentive. Under this agreement, NRG Energy received $1.6 million, $1.5 million and $1.4 million from Xcel Energy, and paid $2.8 million, $2.8 million and $2.7 million to Xcel Energy in 2001, 2000 and 1999, respectively.

ADMINISTRATIVE SERVICES AND OTHER COSTS

     NRG Energy has an administrative services agreement in place with Xcel Energy. Under this agreement NRG Energy reimburses Xcel Energy for certain overhead and administrative costs, including benefits administration, engineering support, accounting, and other shared services as requested by NRG Energy. In addition, NRG Energy employees participate in certain employee benefit plans of Xcel Energy as discussed in Note 11. NRG Energy reimbursed Xcel Energy in the amounts of $12.2 million, $5.9 million and $6.4 million, during 2001, 2000 and 1999, respectively, under this agreement.

NOTE 8 -- NOTES RECEIVABLE

     Notes receivable consists primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The notes receivable as of December 31, are as follows:

                                                                  2001          2000
                                                                --------       -------
                                                                (THOUSANDS OF DOLLARS)
Central Texas Commercial Air Conditioning & Heating, Inc.,
  due July 10, 2001, 10%....................................    $     --       $    60
O'Brien Cogen II note, due 2008, non-interest bearing.......         553           513
Southern Minnesota-Praireland Solid Waste, note due 2003,
  7%........................................................          24            34
Omega Energy, LLC, due 2004, 12.5%..........................       4,095         3,745
Omega Energy, LLC, due 2009, 11%............................       1,533         1,533
Audrain County, due December 2023, 10%......................     239,930            --
Elk River -- GRE, due December 31, 2008, non-interest
  bearing...................................................       2,098            --
Bangor Hydro Electric, due October 1, 2002, 5.45%...........         737            --
SET PERC Investment, LLC, due December 31, 2005, 7%.........       2,497
SET Telogia Investment, LLC, due December 31, 2008, 7%......       3,775            --
                                                                --------       -------
  Notes receivable - non-affiliates.........................     255,242         5,885
NEO notes to various affiliates due primarily 2012, prime
  +2%.......................................................      21,087        23,277
TOSLI, various notes due 2000, LIBOR plus 4.0%, 6.56%
  December 31, 2000.........................................          --           207
Pacific Generation, various notes, prime +2% to 12%.........          --         3,368
Kladno Power (No. 2) B.V. notes to various affiliates,
  non-interest bearing......................................      46,635        44,275
Termo Rio (via NRGenerating Luxembourg (No. 2) S.a.r.L, due
  20 years after plant becomes operational, 19.5%...........      46,890            --
Saale Energie Gmbh, indefinite maturity date, 4.75%-7.79%...      79,476            --
Northbrook Texas LLC, due February 2024, 9.25%..............       8,323            --
                                                                --------       -------
  Notes receivable - affiliates.............................     202,411        71,127
Saale Energia GmbH, due August 31, 2021, 13.88% (direct
  financing lease)..........................................     318,949            --
                                                                --------       -------
      Total.................................................    $776,602       $77,012
                                                                ========       =======

     Saale Energie GmbH (SEG) has a long-term electricity supply contract with its sole customer, VEAG. SEG supplies its total available electricity capacity to VEAG. The contract has a term of 25 years. VEAG is obligated to pay on a monthly basis a price that covers 1) the availability of power supply capacity and 2) the operating costs incurred to produce electricity. During the nine months subsequent to NRG Energy's consolidation of SEG in March 2001, approximately $56.3 million was recognized as revenue under this agreement.

NOTE 9 -- DEBT AND CAPITAL LEASES

     Long-term debt and capital leases consist of the following:

                                                                   2001          2000
                                                                ----------    ----------
                                                                 (THOUSANDS OF DOLLARS)
NRG DEBT:
NRG Energy ROARS, due March 15, 2020, 7.97%.................    $  232,960    $  239,386
NRG Finance Company I LLC -- Construction revolver, due May
  2006, various interest rates..............................       697,500            --
NRG Energy senior debentures (corporate units), due May 16,
  2006, 6.5%................................................       284,440            --
NRG Energy senior notes:
  February 1, 2006, 7.625%..................................       125,000       125,000
  July 15, 2006, 6.75%......................................       340,000            --
  June 15, 2007, 7.50%......................................       250,000       250,000
  June 1, 2009, 7.50%.......................................       300,000       300,000
  September 15, 2010, 8.25%.................................       350,000       350,000
  April 1, 2011, 7.75%......................................       350,000            --
  Nov. 1, 2013, 8.00%.......................................       240,000       240,000
  April 1, 2031, 8.625%.....................................       500,000            --
NRG DEBT SECURED SOLELY BY PROJECT ASSETS:
COBEE, due upon demand, non-interest bearing................            --            69
San Francisco Capital lease, due September, 2002, 20.8%.....            11            --
Timber Energy Resources, Inc., due December 2002, 7%........         4,620            --
Entrade revolving line of credit, various interest rates....         8,485            --
Hsin Yu Energy -- Capital lease, due April, 2003, 10.25%....           518            --
NRG San Diego, Inc. promissory note, due June 25, 2003,
  8.0%......................................................           801         1,283
Pittsburgh Thermal LP, due 2002-2004, 10.61%-10.73%.........         4,400         5,525
San Francisco Thermal LP, October 5, 2004, 10.61%...........         3,761         4,984
Cahua SA, due various dates through November 2004, various
  interest rates............................................        29,106            --
Various NEO debt due 2005-2008, 9.35%.......................        23,956        27,186
LSP Kendall Energy LLC, due September 2005, 3.15%...........       499,500            --
MidAtlantic Generating LLC, due October 2005, 3.56%.........       420,892            --
NRG McClain due December 31, 2005, 3.43%....................       159,885            --
Camas Power Boiler LP, unsecured term loan, due June 30,
  2007, 7.65%...............................................        11,779        14,526
COBEE, due July 2007, various interest rates................        51,600            --
Camas Power Boiler LP, revenue bonds, due August 1, 2007,
  4.65%.....................................................         9,130         9,130
NRG Brazos Valley LLC, due June 30, 2008, 3.44%.............       159,750            --
Cementos Energia SA, due various dates through January 2011,
  various interest rates....................................        26,014            --
Hsin Yu Energy Development, due various dates through 2012,
  various interest rates....................................        89,964            --
Flinders Power Finance Pty, due September 2012, 8.56%.......        74,886        83,820
NRG Energy Center, Inc. senior secured notes due June 15,
  2013, 7.31%...............................................        62,408        65,762
LSP Energy LLC (Batesville), due 2014 and 2025,
  7.16%-8.16%...............................................       321,875            --
Crockett Cogeneration LLP, due December 31, 2014, 8.13%.....       234,497       245,229
PERC, due 2017 and 2018, 5.2%...............................        33,220            --
Csepeli Aramtermelo, due October 2017, 3.79%-4.85%..........       169,712            --
Sterling Luxembourg (No. 3) S.a.r.L., due June 30, 2019,
  7.86%, LIBOR+1.31%........................................       329,842       346,668
Saale Energie GmbH, Schkopau Capital lease, due 2021,
  various interest rates....................................       311,867            --
Audrain County, MO -- Capital lease, due December 2023,
  10%.......................................................       239,930            --

                                                                   2001          2000
                                                                ----------    ----------
                                                                 (THOUSANDS OF DOLLARS)
NRG South Central Generating LLC senior bonds, due various
  dates through September 15, 2024, various interest
  rates.....................................................       763,500       788,750
NRG Northeast Generating LLC senior bonds, due various dates
  through December 15, 2024, various interest rates.........       610,000       700,000
Bulo Bulo, indefinite lived, non-interest bearing...........        18,177            --
                                                                ----------    ----------
                                                                 8,343,986     3,797,318
Less current maturities.....................................       500,154       146,469
                                                                ----------    ----------
    Total...................................................    $7,843,832    $3,650,849
                                                                ==========    ==========

SHORT TERM DEBT

     As of December 31, 2001, NRG Energy had a $500 million recourse revolving credit facility under a commitment fee arrangement that matures in March of 2002. This facility provides short-term financing in the form of bank loans and replaced an earlier facility with substantially similar terms and conditions, that matured in March 2001. At December 31, 2001, NRG Energy had $170 million outstanding under this facility. NRG Energy expects to replace the facility with a $1.0 billion facility with substantially similar terms and conditions terminating in March 2003. During the period ended December 31, 2001 the facility bore interest at a floating rate based on LIBOR and Prime rates throughout the period and had a weighted average interest rate of 5.89%.

     As of December 31, 2001, NRG Energy, through its wholly owned subsidiary, NRG South Central Generating LLC, had outstanding approximately $40 million under a project level, non-recourse revolving credit agreement which matures in March 2002. During the period ended December 31, 2001, the weighted average interest rate of such outstanding advances was 4.46%. The maximum available under this facility is $40 million. NRG Energy intends to renew this facility with a facility having substantially similar terms and conditions.

     In January 2001, NRG Energy entered into a bridge credit agreement, with a final maturity date of December 31, 2001. Approximately $600 million was borrowed under this facility to partially finance NRG Energy's acquisition of the LS Power generation assets. In March 2001, the bridge credit facility was repaid with proceeds from NRG Energy's offering of common stock and equity units.

     In June 2001, NRG Energy entered into a $600 million term loan facility. The facility is unsecured and provides for borrowings of base rate loans and Eurocurrency loans. The facility terminates on June 21, 2002. As of December 31, 2001, the aggregate amount outstanding under this facility was $600 million. During the period ended December 31, 2001 the weighted average interest rate of such outstanding advances was 3.94%. NRG Energy intends to repay this facility from future issuances of equity or debt securities or through borrowings under new credit facilities.

     NRG Energy had $170 million and $63 million in outstanding letters of credit as of December 31, 2001 and 2000, respectively.

LONG-TERM DEBT AND CAPITAL LEASES

     In May 2001, NRG Energy's wholly-owned subsidiary, NRG Finance Company I LLC, entered into a $2 billion revolving credit facility. The facility will be used to finance the acquisition, development and construction of power generating plants located in the United States and to finance the acquisition of turbines for such facilities. The facility provides for borrowings of base rate loans and Eurocurrency loans and is secured by mortgages and security agreements in respect of the assets of the projects financed under the facility, pledges of the equity interests in the subsidiaries or affiliates of the borrower that own such projects, and by guaranties from each such subsidiary or affiliate. Provided that certain conditions are met that assure the lenders that sufficient security remains for the remaining outstanding loans, the borrower may repay loans relating to one project and have the liens relating to that project released. Loans that have been repaid may be re-borrowed, as permitted by the terms of the facility. The facility terminates on May 8, 2006. The facility is non-recourse to NRG Energy other than its obligation to contribute equity at certain times in respect of projects and turbines financed under the facility. As of December 31, 2001, the aggregate amount outstanding under this facility was $697.5 million. During the period ended December 31, 2001, the weighted average interest rate of such outstanding advances was 4.83%.

     As part of NRG Energy's acquisition of the LS Power assets in January 2001, NRG Energy, through its wholly owned subsidiary, LSP Kendall Energy LLC, has acquired a $554.2 million credit facility. The facility is non-recourse to NRG Energy and consists of a construction and term loan, working capital and letter of credit facilities. As of December 31, 2001, there were borrowings totaling approximately $499.5 million outstanding under the facility at a weighted average annual interest rate of 5.12%.

     Upon the acquisition of the LS Power assets, NRG Energy assumed approximately $326 million of bonds outstanding originally issued to finance the construction of the Batesville generation plant. In May 1999, LSP Energy Limited Partnership (Partnership) and LSP Batesville Funding Corporation (Funding) issued two series of Senior Secured Bonds (Bonds) in the following total principle amounts: $150 million 7.16% Series A Senior Secured Bonds due 2014 and $176 million 8.160% Series B Senior Secured Bonds due 2025. Interest is payable semiannually on each January 15 and July 15. In March 2000, a registration statement was filed by Partnership and Funding and became effective. The registration statement was filed to allow the exchange of the Bonds for two series of debt securities (Exchange Bonds), which are in all material respects substantially identical to the Bonds. The Exchange Bonds are secured by substantially all of the personal property and contract rights of the Partnership and Funding. The Exchange Bonds are redeemable, at the option of Partnership and Funding, at any time in whole or from time to time in part, on not less than 30 nor more than 60 days prior notice to the holders of that series of Exchange Bonds, on any date prior to their maturity at a redemption price equal to 100% of the outstanding principal amount of the Exchange Bonds being redeemed and a make whole premium. In no event will the redemption price ever be less than 100% of the principal amount of the Exchange Bonds being redeemed plus accrued and unpaid interest thereon. Principal payments are payable on each January 15 and July 15 beginning July 15, 2001.

     On March 13, 2001, NRG Energy completed the sale of 11.5 million equity units for an initial price of $25 per unit. The 11.5 million equity units sold included 1.5 million units sold pursuant to the underwriters' over-allotment option. NRG Energy received gross proceeds from the issuance of $287.5 million. Net proceeds from this issuance were $278.4 million after deducting underwriting discounts, commissions and estimated offering expenses. Each equity unit initially consists of a corporate unit comprising a $25 principal amount of NRG Energy's senior debentures and an obligation to acquire shares of NRG Energy common stock no later than May 18, 2004 at a price ranging from between $27.00 and $32.94. Approximately $4.1 million of the gross proceeds have been recorded as additional paid in capital to reflect the value of the obligation to purchase NRG Energy's common stock. Interest payments will be payable on the debentures quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing May 16, 2001. Interest will be payable initially at an annual rate of 6.50% of the principal amount of $25 per debenture to, but excluding, February 17, 2004, or May 18, 2004 if the interest rate is not reset three business days prior to February 17, 2004 or three business days prior to May 18, 2004, the debentures will bear interest from February 17, 2004, or May 18, 2004, as applicable, at the reset rate to, but excluding, May 16, 2006. In addition, original issued discount will accrue on the debentures. The net proceeds were used in part to reduce amounts outstanding under NRG Energy's $600 million short-term bridge credit agreement, which was used to finance in part NRG Energy's acquisition of LS Power generation assets.

     In March 2001, NRG Energy increased its ownership interest in PERC, which resulted in the consolidation of its equity investment in PERC. As a result, the assets and liabilities of PERC became part of the assets and liabilities of NRG Energy. Upon completion of the transaction, NRG Energy recorded approximately $37.9 million of outstanding Finance Authority of Maine (FAME) Electric Rate Stabilization Revenue Refunding Bonds Series 1998 (FAME bonds) which were issued on PERC's behalf by FAME in June 1998. The face amount of the bonds that were initially issued was approximately $44.9 million and was used to repay the Floating Rate Demand Resource Revenue Bonds issued by the Town of Orrington, Maine on behalf of PERC. The FAME bonds are fixed rate bonds with yields ranging from 3.75% to 5.2%. The weighted average yield on the FAME bonds is approximately 5.1%. The FAME bonds are subject to mandatory redemption in annual installments of varying amounts through July 1, 2018. Beginning July 1, 2008 the FAME bonds are subject to redemption at the option of PERC at a redemption price equal to 102% through June 30, 2009, 101% for the period July 1, 2009 to June 30, 2010 and 100% thereafter, of the principal amount outstanding, plus accrued interest. The loan agreement with FAME contains certain restrictive covenants relating to the FAME bonds, which restrict PERC's ability to incur additional indebtedness, and restricts the ability of the general partners to sell, assign or transfer their general partner interests. The bonds are collateralized by liens on substantially all of PERC's assets.

     In April 2001, NRG Energy issued $690 million of senior notes in two tranches. The first tranche of $350 million matures in April 2011 and bears an interest rate of 7.75%. The second tranche of $340 million matures in April 2031 and bears an interest rate of 8.625%. Interest on the notes is due semi-annually each April and October. The net proceeds of the issuance were used for repayment of short-term indebtedness incurred to fund acquisitions, for investments, general corporate purposes and to provide capital for future planned acquisitions.

     On June 22, 2001, NRG MidAtlantic Generating LLC (MidAtlantic), a wholly owned subsidiary of NRG Energy, borrowed approximately $420.9 million under a five year term loan agreement (Agreement) to finance, in part, the acquisition of certain generating facilities from Conectiv. The Agreement terminates in November 2005 and provides for a total credit facility of $580 million. Interest is payable quarterly. The debt is guaranteed by Midatlantic and its wholly owned subsidiaries. The Agreement provides for a variable interest rate at either the higher of the Prime rate or the Federal Funds rate plus 0.50%, or the London Interbank Offered Rate (LIBOR) of interest. During the period ended December 31, 2001, the weighted average interest rate for amounts outstanding under the Agreement was 4.56%. MidAtlantic is obligated to pay a commitment fee of 0.375% of the unused portion of the credit facility. The Agreement requires MidAtlantic to comply with certain covenants concerning limitations on additional borrowings, sales of assets, capital expenditures, and payment of dividends or other distributions to shareholders.

     In June 2001, in connection with NRG Energy's acquisition of the Csepel facilities, NRG Energy assumed a non-recourse credit facility agreement that provides for borrowings of approximately $78.5 million and DEM 203.6 million. As of December 31, 2001, there exists an outstanding balance of approximately $169.7 million under this credit facility. The facility terminates in 2017 with principle payments due quarterly in varying amounts throughout the term of the agreement. Interest is payable quarterly at a variable rate.

     In June 2001, NRG Energy through its wholly owned subsidiaries, Brazos Valley Energy LP and Brazos Valley Technology LP, entered into a $180 million non-recourse construction credit facility to fund the construction of the 600 MW Brazos Valley gas-fired combined cycle merchant generation facility located in Fort Bend County, Texas. As of December 31, 2001, there exists an outstanding balance of $159.8 million under this credit agreement. The weighted average interest rate as of December 31, 2001 was 4.61%, interest is payable quarterly.

     In connection with NRG Energy's acquisition of the COBEE facilities, NRG Energy recorded on its balance sheet approximately $56.3 million of non-recourse long-term debt that is due in 18 semi-annual installments of varying amounts beginning January 31, 1999 and ending July 31, 2007. The loan agreement provides an A Loan of up to $30 million and a B Loan of up to $45 million. Interest is payable semi-annual in arrears at a rate equal to 6-month LIBOR plus a margin of 4.5% on the A Loan and 6-month LIBOR plus a margin of 4.0% on the B Loan. The A Loan and the B Loan are collateralized by a mortgage on substantially all of COBEE's assets.

     In August 2001, NRG Energy entered into a 364-day term loan of up to $296 million. The credit facility was structured as a senior unsecured loan and was partially non-recourse to NRG Energy. The proceeds were used to finance the McClain generating facility acquisition. In November 2001, the credit facility was repaid from the proceeds of a $181.0 million term loan and $8.0 million working capital facility entered into by NRG McClain LLC, with Westdeutsche Landesbank Girozentrale, New York branch, as agent (non-recourse to NRG Energy). The final maturity date of the facility is November 30, 2006. As of December 31, 2001, the aggregate amount outstanding under this facility was $159.9 million. During the period ended December 31, 2001, the weighted average interest rate of such outstanding borrowings was 5.07%.

     In connection with NRG Energy's acquisition of the Audrain facilities, NRG Energy has recognized a capital lease on its balance sheet within long-term debt in the amount of $239.9 million, as of December 31, 2001. The capital lease obligation is recorded at the net present value of the minimum lease obligation payable. The lease terminates in May 2023. NRG Energy will make interest payments only over the term of the lease and no principal payments until the end of the lease term. In addition, NRG Energy has recorded in notes receivable, an amount of approximately $239.9 million, which represents its investment in the bonds that the county of Audrain issued to finance the project.

     In connection with NRG Energy's purchase of PowerGen's interest in Saale Energie GmbH, NRG Energy has recognized a non-recourse capital lease on its balance sheet within long-term debt in the amount of $311.9 million, as of December 31, 2001. The capital lease obligation is recorded at the net present value of the minimum lease obligation payable over the lease's remaining period of 20 years. In addition, a direct financing lease was recorded in notes receivable in the amount of approximately $318.9 million.

     The NRG Energy Center, Inc. notes are secured principally by long-term assets of the Minneapolis Energy Center (MEC). In accordance with the terms of the note agreement, MEC is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of MEC assets, and affiliate transactions. MEC was in compliance with these covenants at December 31, 2001.

     The NRG Energy senior notes are unsecured and are used to support equity requirements for projects acquired and in development. Interest is paid semi-annually.

     The $240 million NRG Energy Senior notes due November 1, 2013 are remarketable or redeemable Security (ROARS). November 1, 2003 is the first remarketing date for these notes. Interest is payable semi-annually on May 1, and November 1, of each year through 2003, and then at intervals and interest rates as discussed in the indenture. On the remarketing date, the notes will either be mandatorily tendered to and purchased by Credit Suisse Financial Products or mandatorily redeemed by NRG Energy at prices discussed in the indenture. The notes are unsecured debt that rank senior to all of NRG Energy's existing and future subordinated indebtedness.

     The various NEO notes are term loans. The loans are secured principally by long-term assets of NEO Landfill Gas collection system. NEO Landfill Gas is required to maintain compliance with certain covenants primarily related to incurring debt, disposing of the NEO Landfill Gas assets, and affiliate transactions. NEO was in compliance with these covenants at December 31, 2001.

     The Camas Power Boiler LP notes are secured principally by its long-term assets. In accordance with the terms of the note agreements, Camas Power Boiler LP is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of assets, and affiliate transactions. Camas Power Boiler was in compliance with these covenants at December 31, 2001.

     The Crockett Corporation term loan is secured primarily by the long-term assets of the Crockett Cogeneration project. Crockett is required to maintain compliance with certain financial covenants primarily related to incurring debt, disposing of assets and complying with the terms of the contract to sell energy, capacity and steam to Pacific Gas & Electric and its other customer. Crockett was in compliance with these covenants at December 31, 2001, but the bankruptcy of Pacific Gas & Electric, the counterparty on a material contract that provides security to the lenders, gives rise to a situation that could result in the acceleration of the loan. The Crockett partnership has been working with the lenders to resolve this issue, and it is the view of NRG Energy management that the lenders will not exercise their right to accelerate this loan.

     On February 22, 2000, NRG Northeast Generating LLC, an indirect, wholly-owned subsidiary of NRG Energy, issued $750 million of project level senior secured bonds, to refinance short-term project borrowings and for certain other purposes. The bond offering included three tranches: $320 million with an interest rate of 8.065% due in 2004, $130 million with an interest rate of 8.842% due in 2015 and $300 million with an interest rate of 9.292% due in 2024. Interest and principal payments are due quarterly. The bonds are jointly and severally guaranteed by each of NRG Northeast's existing and future subsidiaries. The bonds are secured by a security interest in NRG Northeast's membership or other ownership interests in the guarantors and its rights under all inter-company notes between NRG Northeast and the guarantors. In December 2000, NRG Northeast Generating LLC exchanged all of its outstanding bonds for bonds registered under the Securities Act of 1933. As of December 31, 2001, there remains $610 million of outstanding bonds.

     In March 2000, NRG Energy issued $250 million of 8.70% ROARS due March 15, 2005. Each security represents a fractional interest in the assets of an unconsolidated grantor trust that pays interest semi-annually on March 15, and September 15, of each year through 2005. The sole assets of the Trust consists of (pounds)160 million of Reset senior notes due March 15, 2020 issued by NRG Energy pursuant to the Indenture and certain other defined rights. The Reset senior notes were used principally to finance NRG Energy's acquisition of the Killingholme facility. On March 15, 2005, these senior notes may be remarketed by Bank of America, N.A. at a fixed rate of interest through the maturity date or, at a floating rate of interest for up to one year and then at a fixed rate of interest through 2020, or redeemed by NRG Energy. Interest is payable semi-annually on these securities beginning September 15, 2000 through March 15, 2005, and then at intervals and interest rates established in the remarketing process.

     Additionally, three of NRG Energy's foreign subsidiaries entered into a (pounds)325 million (US $517 million at March 31, 2000) secured borrowing facility agreement with Bank of America International Limited. Under this facility, the financial institutions have made available to our subsidiaries various term loans totaling (pounds)235 million (US $374 million at March 31, 2000) for purposes of financing the acquisition of the Killingholme facility and (pounds)90 million (US $143 million at March 31, 2000) of revolving credit and letter of credit facilities to provide working capital for operating the Killingholme facility. The final maturity date of the facility is the earlier of June 30, 2019, or the date on which all borrowings and commitments under the largest tranche of the term facility have been repaid or cancelled.

     In March 2000, NRG South Central Generating LLC, an indirect wholly owned subsidiary of NRG Energy, issued $800 million of senior secured bonds in a two-part offering, to finance its acquisition of the Cajun generating facilities. The first tranche was for $500 million with a coupon of 8.962% and a maturity of 2016. The second tranche was for $300 million with a coupon of 9.479% and a maturity of 2024. Interest and principal payments are due quarterly. The bonds are secured by a security interest in NRG Central U.S. LLC's and South Central Generating Holding LLC's membership interests in NRG South Central and NRG South Central's membership interests in Louisiana Generating and all of the assets related to the Cajun facilities including its rights under a guarantor loan agreement and all inter-company notes between it and Louisiana Generating, and a revenue account and a debt service reserve account. In January 2001, NRG South Central Generating LLC exchanged all of its outstanding bonds for bonds registered under the Securities Act of 1933. As of December 31, 2001, there remains $763.5 million of outstanding bonds.

     In September 2000, Flinders Power Finance Pty, an Australian wholly owned subsidiary, entered into a twelve year AUD $150 million promissory note (US $81.4 million at September 2000). The interest has a fixed and variable component. At December 31, 2001, the effective interest rate was 5.89% and is paid semi annually.

     In December 2000, NRG Energy filed a shelf registration with the SEC to issue up to $1,650.0 million of an indeterminate amount of debt securities, preferred stock, common stock, depository shares, debt warrants, stock purchase contracts, stock purchase units and hybrid securities. This shelf registration includes $150 million of securities that were carried forward from NRG Energy's previous shelf registration filed in December 1999.

     In June 2001, NRG filed a shelf registration with the SEC to sell up to $2 billion in debt securities, common and preferred stock, warrants and other securities. NRG expects to use the net proceeds of offering under the shelf for general corporate purposes, which may include the financing and development of new facilities, working capital and debt reduction. In July 2001, NRG Energy completed the sale of $500 million of unsecured senior notes under this shelf registration. The senior notes were issued in two tranches, the first tranche of $340 million of 6.75% Senior Notes is due July 2006 and the second tranche of $160 million of 8.625% Senior Notes is due April 2031. Interest payments are due semi-annually on January 15 and July 15 until maturity for the Senior Notes due 2006 and April 1 and October 1 until maturity for the Senior Notes due 2031. NRG received net proceeds from the sale of both series of notes of approximately $505.2 million, including interest on the senior notes due 2031, accrued from April 5, 2001. The net proceeds were used to repay all amounts outstanding under NRG's revolving credit agreement and for investments and other general corporate purposes and to provide capital for planned acquisitions.

     Annual maturities of long-term debt and capital leases for the years ending after December 31, 2001 are as follows:

(THOUSANDS OF DOLLARS)                                            TOTAL
----------------------                                          ----------
2002........................................................    $  500,154
2003........................................................       159,095
2004........................................................       160,829
2005........................................................       908,435
2006........................................................     1,189,538
Thereafter..................................................     5,425,935
                                                                ----------
     Total..................................................    $8,343,986

     Future minimum lease payments for capital leases included above at December 31, 2001 are as follows:

(THOUSANDS OF DOLLARS)
----------------------
2002........................................................    $   69,565
2003........................................................        67,775
2004........................................................        65,985
2005........................................................        64,195
2006........................................................        62,405
Thereafter..................................................       988,420
                                                                ----------
     Total minimum obligations..............................    $1,318,345
                                                                ==========
Interest....................................................    $ (766,030)
                                                                ----------
Present value of minimum obligations........................       552,315
                                                                ----------
Current Portion.............................................       (22,505)
                                                                ----------
Long-term obligations.......................................    $  529,810
                                                                ==========

     Total accumulated amortization related to the assets recorded with respect to NRG Energy's capital leases at December 31, 2001 was $0.

NRG ENERGY CREDIT RATING

     NRG Energy's unsecured credit rating is BBB- from Standard & Poor's and Baa3 from Moody's Investors Service. In December 2001, Moody's placed NRG Energy's credit rating on review for potential downgrade.

     As of December 31, 2001, and 2000, NRG Energy's off-balance sheet obligations pursuant to its guarantees of performance, equity and indebtedness obligations of its subsidiaries totaled approximately $721.7 million and $493 million, respectively. NRG Energy is directly liable for the obligations of certain of its project affiliates and other subsidiaries pursuant to guarantees relating to certain of their indebtedness, equity and operating obligations. In addition, in connection with the purchase and sale of fuel emission credits and power generation products to and from third parties with respect to the operation of some of NRG Energy's generation facilities in the United States, NRG Energy may be required to guarantee a portion of the obligations of certain of its subsidiaries.

     If Moody's or Standard & Poor's were to downgrade NRG Energy, many of the corporate guarantees and commitments currently in place would need to be supported with letters of credit or cash collateral within 5 to 30 days.

     As of December 31, 2001, the amount of collateral required, if NRG Energy was downgraded, was approximately $960 million to satisfy certain of the above mentioned guarantees and certain obligations associated with the $2 billion construction/acquisition revolver. Of the $960 million in collateral that could be required, approximately $200 million relates to NRG Energy's guarantees of debt service reserve accounts required by some of its project-level financings, approximately $400 million relates to NRG Energy's power marketing activities; and $360 million would be required to support its Contingent Equity Guarantee associated with the $2 billion Construction/Acquisition Revolver.

     Because NRG Energy, places a maximum amount on its guarantees in place to support power marketing activities, and because of the relatively small number of margin accounts in place, even very large changes in market conditions would not have a material impact on the approximately $400 million of collateral that would be required for NRG Power Marketing in the event of a downgrade.

     In the event of a downgrade, NRG Energy would expect to meet its collateral obligations with cash on hand, available credit lines provided under its revolving line of credit, liquidity support from Xcel Energy and potentially from the issuance of debt into capital markets. NRG Energy's revolving line of credit is expected to be increased from $500 million to $1 billion in March 2002. In addition, NRG Energy will maintain its $125 million letter of credit facility and plans to secure an additional $125 million credit facility for total credit facilities of $1.25 billion to be available in 2002.

     The Contingent Equity Guarantee associated with NRG Energy's construction revolver could increase to a maximum of $850 million by the end of 2002 as NRG Energy utilizes the capacity of the Construction/ Acquisition Revolver. Therefore, the amount of collateral required by the end of 2002 could increase to $1.45 billion.

NOTE 10 -- INCOME TAXES

     Through March 12, 2001, NRG Energy had a tax sharing agreement with its parent, Xcel Energy, that included the following significant provisions: (1) if NRG Energy, along with its subsidiaries, is in a taxable income position, NRG Energy will be currently charged with an amount equivalent to its federal income tax computed as if the group had actually filed a separate return, and (2) if NRG Energy, along with its subsidiaries, is in a tax loss position, NRG Energy will be currently reimbursed to the extent its combined losses are utilized in a consolidated return, and (3) NRG Energy will be currently reimbursed for the tax credits it generates to the extent its tax credits are utilized in a consolidated return.

     Due to the 2001 public equity offering, NRG Energy and its subsidiaries will file a federal income tax return separate from Xcel Energy for the period March 13, 2001 through December 31, 2001. This deconsolidation for tax purposes has had no material impact on current or deferred taxes recorded for NRG Energy. The provision (benefit) for income taxes for the years ended December 31, consists of the following:

                                                               2001           2000           1999
                                                             --------       --------       --------
                                                                     (THOUSANDS OF DOLLARS)
Current
  U.S....................................................    $ 29,301       $ 89,020       $  4,661
  Foreign................................................       7,149           (614)         4,040
                                                             --------       --------       --------
                                                               36,450         88,406          8,701
                                                             --------       --------       --------
Deferred
  U.S....................................................      31,773         31,311         (6,693)
  Foreign................................................      13,969          7,104         (7,668)
                                                             --------       --------       --------
                                                               45,742         38,415        (14,361)
Tax credits recognized...................................     (48,788)       (34,083)       (20,421)
                                                             --------       --------       --------
     Total income tax (benefit)..........................      33,404         92,738        (26,081)
                                                             --------       --------       --------
Effective tax rate.......................................        11.2%          33.6%         (84.0)%

     The components of the net deferred income tax liability at December 31 were:

                                                                2001         2000
                                                              ---------    ---------
                                                              (THOUSANDS OF DOLLARS)
Deferred tax liabilities
  Differences between book and tax basis of property........  $491,633     $ 82,392
  Investments in projects...................................    30,036       29,475
  Goodwill..................................................     2,116        2,015
  Net unrealized gains on mark to market transactions.......    53,944           --
  Other.....................................................     8,845       10,546
                                                              --------     --------
  Total deferred tax liabilities............................  $586,574     $124,428
                                                              --------     --------
  Deferred tax assets
  Deferred compensation, accrued vacation and other
     reserves...............................................    23,555       23,703
  Development costs.........................................     5,741       13,891
  Foreign tax loss carryforwards............................    23,630       25,063
  Differences between book and tax basis of contracts.......    82,972           --
  Other.....................................................     4,940        6,129
                                                              --------     --------
  Total deferred tax assets.................................   140,838       68,786
                                                              ========     ========
  Net deferred tax liability................................  $445,736     $ 55,642
                                                              ========     ========

     The effective income tax rates for the years ended December 31, 2001 and 2000 differ from the statutory federal income tax rate of 35% as follows:

                                                              2001                    2000
                                                      --------------------    ---------------------
Income before income taxes........................    $298,608                $ 275,673
                                                      ========                =========
Tax at 35%........................................     104,512       35.0%       96,486         35%
State taxes (net of federal benefit)..............       7,576        2.5%       29,541      10.72%
Foreign operations................................     (29,386)     (9.8)%      (10,692)    (3.88)%
Tax credits.......................................     (48,788)    (16.3)%      (34,083)   (12.36)%
Permanent differences, reserves, other............        (510)     (0.2)%       11,486       4.16%
                                                      --------    --------    ---------    --------
Income Tax Expense................................    $ 33,404       11.2%    $  92,738      33.64%
                                                      ========    ========    =========    ========

     For the year ended December 31, 2001, income tax expense was $33.4 million, compared to an income tax expense of $92.7 million for the year ended December 31, 2000, a decrease of $59.3 million. The decrease in tax expense compared to 2000 was primarily due to increased IRC Section 29 energy credits, a reduction in the state effective tax rate, and a higher percentage of NRG's overall earnings derived from foreign projects in lower tax jurisdictions. For the year ended December 31, 2001, NRG Energy's overall effective tax rate was 11.2%, compared to 33.6% for the same period in 2000. For the year ended December 31, 2001, NRG Energy's overall effective income tax rate before recognition of tax credits was 27.5% compared to 46.0%, for the same period in 2000.

     The effective income tax rate for the year ended December 31, 2000 differs from the statutory federal income tax rate of 35% primarily due to state tax, foreign tax and tax credits as shown above.

     NRG Energy intends to reinvest the earnings of foreign operations except to the extent the earnings are subject to current U.S. income taxes. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of un-remitted earnings of foreign subsidiaries of approximately $346 million and $238 million at December 31, 2001 and 2000, respectively. The additional U.S. income tax and foreign withholding tax on the un-remitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is not practicable to estimate the amount of tax that might be payable.

NOTE 11 -- BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS PENSION BENEFITS

     Substantially all of NRG Energy's employees participate in defined benefit pension plans. The majority of the employees participate in Xcel Energy's noncontributory, defined benefit pension plan which was formerly sponsored by NSP. Other employees participate in noncontributory, defined benefit pension plans that are sponsored by NRG Energy or NRG Energy affiliates. Benefits are generally based on a combination of an employee's years of service and earnings. Some formulas also take into account Social Security benefits. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities. In addition, NRG Energy provides postretirement health and welfare benefits (health care and death benefits) for certain groups of its employees. Generally, these are groups that were acquired in recent years and for whom prior benefits are being continued (at least for a certain period of time or as required by union contracts). Cost sharing provisions vary by acquisition group and terms of any applicable collective bargaining agreements. Certain former NRG retirees are covered under the legacy Xcel plan, which was terminated for non-bargaining employees retiring after 1998 and for bargaining employees retiring after 1999.

     Xcel's pension and other postretirement health and welfare benefit obligations and assets/(liability) at December 31, 2001 and 2000 were as follows:

                                                PENSION BENEFITS              OTHER BENEFITS
                                            ------------------------    --------------------------
                                               2001          2000         2001           2000
                                            ----------    ----------    --------    --------------
                                                            (THOUSANDS OF DOLLARS)
Benefit obligation at Dec. 31.............  $1,366,912    $1,275,815    $191,114       $170,932
Fair value of plan assets at Dec. 31......   2,090,846     2,411,238      30,767         32,127
Accrued asset (liability) at Dec. 31......     224,907       113,551     (90,566)       (91,165)

     NRG Energy's net annual periodic pension cost includes the following components:

COMPONENTS OF NET PERIODIC BENEFIT COST

                                                   PENSION BENEFITS           OTHER BENEFITS
                                                 --------------------    ------------------------
                                                   2001        2000       2001          2000
                                                 --------    --------    ------    --------------
                                                              (THOUSANDS OF DOLLARS)
Service cost benefits earned...................  $  6,931    $  5,769    $  910        $  833
Interest cost on benefit obligation............     9,802       6,728     1,439         1,270
Amortization of prior service cost.............       427         394      (129)         (104)
Expected return on plan assets.................   (15,748)    (11,227)       --            --
Recognized actuarial (gain)/loss...............    (6,549)     (5,355)      (51)          (28)
                                                 --------    --------    ------        ------
     Net periodic benefit cost (credit)........  $ (5,137)   $ (3,691)   $2,169        $1,971
                                                 ========    ========    ======        ======

     A comparison of the pension benefit obligation and pension assets at December 31, 2001 and 2000 for all of NRG's plans on a combined basis is as follows:

RECONCILIATION OF FUNDED STATUS

                                                         PENSION BENEFITS          OTHER BENEFITS
                                                       ---------------------    --------------------
                                                         2001         2000        2001        2000
                                                       ---------    --------    --------    --------
                                                                  (THOUSANDS OF DOLLARS)
Benefit obligation at Jan. 1.......................    $  90,572    $ 24,289    $ 18,194    $    421
Service cost.......................................        6,931       5,769         910         833
Interest cost......................................        9,802       6,728       1,439       1,270
Employee contributions.............................          570          --           7           6
Plan amendments....................................        1,446          --        (278)         --
Actuarial (gain)/loss..............................        8,407       5,357       1,806        (755)
Acquisitions.......................................       31,404      52,800       3,212      16,445
Benefit payments...................................       (6,402)     (4,371)       (107)        (26)
                                                       ---------    --------    --------    --------
Benefit obligation at Dec. 31......................    $ 142,730    $ 90,572    $ 25,183    $ 18,194
                                                       =========    ========    ========    ========
Fair value of plan assets at Jan. 1................    $ 171,177    $ 47,078    $     --    $     --
Actual return on plan assets.......................       (4,424)     90,058          --          --
Employee contributions.............................           --          --           7           6
Employer contributions.............................           14          --         100          20
Benefit payments...................................       (6,402)     (4,371)       (107)        (26)
Acquisitions.......................................       17,334      38,412          --          --
                                                       ---------    --------    --------    --------
  Fair value of plan assets at Dec. 31.............    $ 177,699    $171,177    $     --    $     --
                                                       =========    ========    ========    ========
Funded status at Dec. 31 - excess of assets over
  obligation.......................................    $  35,376    $ 80,605    ($25,183)   ($18,194)
Unrecognized prior service cost....................        5,400       4,381      (1,497)     (1,348)
Unrecognized net gain..............................      (65,031)    (98,874)      1,419      (2,106)
                                                       ---------    --------    --------    --------
Accrued asset (liability) at Dec. 31...............    $ (24,255)   $(13,888)   ($25,261)   ($21,648)
                                                       =========    ========    ========    ========

AMOUNT RECOGNIZED IN THE BALANCE SHEET

                                                    PENSION BENEFITS         OTHER BENEFITS
                                                  --------------------    --------------------
                                                    2001        2000        2001        2000
                                                  --------    --------    --------    --------
                                                             (THOUSANDS OF DOLLARS)
Accrued benefit liability.....................    $(24,255)   $(13,888)   $(25,261)   $(18,199)
Intangible asset..............................      (1,121)         --          --          --
                                                  --------    --------    --------    --------
Net amount recognized -- asset (liability)....    $(25,376)   $(13,888)   $(25,261)   $(18,199)
                                                  ========    ========    ========    ========

                                                              PENSION BENEFITS    OTHER BENEFITS
                                                              ----------------    --------------
                                                               2001      2000     2001     2000
                                                              ------    ------    -----    -----
Weighted-average assumption as of December 31,
Discount Rate.............................................     7.25      7.75      7.25     7.75
Expected return on plan assets............................     9.50      8.50      9.00     8.00
Rate of compensation increase.............................     4.50      4.50        --       --

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

                                                               1-PERCENTAGE-      1-PERCENTAGE-
                                                               POINT INCREASE     POINT DECREASE
                                                               --------------     --------------
Effect on total of service and interest cost components.....       $  304            $  (217)
Effect on postretirement benefit obligation.................        2,620             (2,086)

     NRG Energy participates in Xcel Energy's defined contribution 401(K) plan that covers substantially all employees. Total contributions to the plan were approximately $1.7 million, $1.1 million and $0.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

NRG EQUITY PLAN

     During 1998 and 1999, NRG Energy's employees were eligible to participate in its Equity Plan (the Plan). The Plan granted, to employees, phantom equity units that were intended to simulate Stock options. Grant size was based on the participant's position in NRG Energy and base salary. Equity unit valuations were performed annually by an outside valuation firm. The value of an equity unit was the approximate value per share of NRG Energy's stockholder equity as of the valuation date, less the value of Xcel Energy's (formerly NSP) equity investments. The units were awarded to employees annually at the respective year's calculated share price (grant price). The Plan provided employees with a cash pay out for the unit's appreciation in value over the vesting period. The Plan had a seven year vesting schedule with actual payments beginning after the end of the third year and continuing at 20% each year for the subsequent five years. During 2001, 2000 and 1999, NRG Energy recorded compensation expense of approximately $0, $6.0 million and $13.0 million, respectively, for the Plan.

     The Plan included a change of control provision, which allowed all shares to vest if NRG Energy's ownership were to change. Subsequent to the completion of NRG Energy's initial public offering in June 2000, the Plan was converted to a new stock option plan (see Note 14).

401(K) PLANS

     NRG Energy also assumed several contributory, defined contribution employee savings plans as a result of its 2000 and 1999 acquisition activity. These plans comply with Section 401(k) of the Internal Revenue Code and cover substantially all of our employees who are not covered by Xcel Energy's 401(k) Plan. NRG Energy matches specified amounts of employee contributions to the plan. Employer contributions made to these plans were approximately $1.5 million, $1.1 million and $0.3 million in 2001, 2000 and 1999, respectively.

PENSION AND OTHER BENEFITS -- 2001 ACQUISITIONS

     During 2001, NRG Energy acquired several generating assets and assumed benefit obligations for a number of employees associated with those acquisitions. The plans assumption included noncontributory defined benefit pension plans, matched 401(k) savings plans, and contributory post-retirement welfare plans. Of the 2001 acquisitions where these obligations were assumed, approximately 79% percent of such employees are represented by one local union under collective bargaining agreements, which expire on July 1, 2004. Plan liability and expense amounts for these acquisitions are included in the pension and postretirement health care amounts shown above.

PENSION AND OTHER BENEFITS

     NRG Energy assumed the Hsin Yu Energy Development Co., LTD. defined pension obligation upon NRG Energy's approximate 60% acquisition of Hsin Yu Development Co. LTD during fiscal year 2001. The approximate net periodic benefit cost for the year related to this plan was $0.07 million.

     NRG Energy also assumed the pension obligation related to Killingholme due to NRG Energy's acquisition of the gas-fired combined cycle, baseload facility in March of 2000. Pension costs relating to this plan for FY 2001 were approximately $0.5 million.

NOTE 12 -- SALES TO SIGNIFICANT CUSTOMERS

     During 2001, sales to two customers accounted for 26.7% and 13.8% of total revenues from majority owned operations in 2001. During 2000, sales to two customers accounted for 22.2% and 12.2% of total revenues from majority owned operations in 2000. Sales to three customers accounted for 21.0%, 19.7% and 10.5% of total revenues from majority owned operations in 1999.

NOTE 13 -- FINANCIAL INSTRUMENTS

     The estimated December 31 fair values of NRG Energy's recorded financial instruments are as follows:

                                                             2001                       2000
                                                   ------------------------    -----------------------
                                                    CARRYING        FAIR        CARRYING       FAIR
                                                     AMOUNT        VALUE         AMOUNT        VALUE
                                                   ----------    ----------    ----------    ---------
                                                                     (IN THOUSANDS)
Cash and Cash equivalents......................    $  186,107    $  186,107    $   95,243    $  95,243
Restricted cash................................       161,842       161,842        12,135       12,135
Notes receivable, including current portion....       777,602       777,602        77,012       77,012
Long-term debt, including current portion......     8,343,986     8,217,452     3,797,318    3,838,627

     For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues.

DERIVATIVE FINANCIAL INSTRUMENTS

Foreign currency exchange rates

     At December 31, 2001 and 2000, NRG energy had various foreign currency exchange instruments with combined notional amounts of $46.3 million and $8.8 million, respectively. These foreign currency exchange instruments were hedges of expected future cash flows. If the hedges had been terminated at December 31, 2001 and 2000, NRG Energy would have owed the counterparties $2.4 million and $0.7 million, respectively.

Interest rates

     At December 31, 2001 and 2000, NRG Energy had various interest-rate swap agreements with combined notional amounts of $2.4 billion and $530 million, respectively. These contracts are used to manage NRG Energy's exposure to changes in interest rates. If these swaps had been terminated at December 31, 2001 and 2000, NRG Energy would have owed the counterparties $81.5 million and $28.9 million, respectively.

Energy related commodities

     At December 31, 2001 and 2000 NRG Energy had various energy related commodities financial instruments with combined notional amounts of $1.0 billion and $309.0 million, respectively. These financial instruments take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. These contracts are used to manage NRG Energy's exposure to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. If these contracts were terminated at December 31, 2001 and 2000, NRG Energy would have received $224.1 million and $52.8 million from counterparties, respectively.

Credit Risk

     Management believes that NRG Energy's exposure to credit risk due to nonperformance by the counter-parties to its hedging contracts is insignificant, based on the investment grade rating of the counterparties. Counter-parties consist principally of financial institutions and major energy companies. NRG Energy actively manages its exposure to counter-party risk. NRG Energy has an established credit policy in place to minimize overall credit risk. Important elements of this policy include ongoing financial reviews of all counterparties, established credit limits, as well as monitoring, managing and mitigating credit exposure.

Enron Bankruptcy

     During the fourth quarter of 2001, NRG Energy recorded a net after-tax expense of approximately $6.7 million related to Enron Corp.'s bankruptcy. This amount includes a $14.2 million after-tax charge to establish bad debt reserves, which was partially offset by a $7.5 million after-tax gain on a credit swap agreement entered into as part of NRG Energy's credit risk management program. NRG Energy has fully provided for its exposure to Enron; however, as with any receivable, NRG Energy will pursue collection of all amounts outstanding through the ordinary course of business.

     In addition, an Enron subsidiary, NEPCO, is serving as the construction contractor for two greenfield development projects, the Kendall and Nelson projects (2,336 MW combined) currently under construction in Illinois. Enron guaranteed NEPCO's obligations under the construction contracts. To date, the actual construction and engineering work on both projects has continued without disruption and NRG Energy expects the projects to achieve commercial operations on schedule. NRG Energy believes its overall construction costs for these two projects will increase by approximately $22 per kilowatt, as a result of the need to restructure the underlying construction contracts following the Enron bankruptcy.

NOTE 14 -- CAPITAL STOCK

SALE OF STOCK

     In March 2001, NRG Energy completed the sale of 18.4 million shares of common stock for an initial price of $27 per share. The offering was completed with all 18.4 million shares of common stock being sold including the over-allotment shares of 2.4 million. NRG Energy received gross proceeds from the issuance of $496.6 million. Net proceeds from the issuance were $473.4 million after deducting underwriting discounts, commissions and estimated offering expenses. The net proceeds were used in part to reduce amounts outstanding under NRG Energy's short-term bridge credit agreement, which was used to finance in part NRG Energy's acquisition of the LS Power assets. At December 31, 2001, there were approximately 50,939,875 shares of common stock, and 147,605,000 shares of Class A common stock issued and outstanding.

     In June 2000, NRG Energy sold 32.4 million shares of common stock at $15 per share. Net proceeds from the offering were $453.7 million. NRG Energy has authorized capital stock consisting of 550,000,000 shares of common stock, and 250,000,000 shares of Class A common stock. At December 31, 2000, there were approximately 32,396,000 shares of common stock, and 147,605,000 shares of Class A common stock issued and outstanding.

INCENTIVE COMPENSATION PLAN

     In June 2000, NRG Energy adopted a new incentive compensation plan (the New Stock Plan), which was approved by shareholders in June 2001 and which will be administered by a committee appointed by the Board of Directors. The New Stock Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, performance units, performance shares, or cash based awards as determined by the Board of Directors. All officers, certain other employees, and non-employee directors are eligible to participate in the plan. Nine million shares of common stock are authorized for issuance under the Stock Plan. Initially, only stock option grants will be made to certain officers, independent directors and employees under the plan.

     Each new option granted is valued at the fair market value per share at date of grant. The difference between the option price and the market value of the stock at the date of grant, if any, of each option on the date of grant is recorded as compensation expense over a vesting period. Options granted prior to June 2001 vest over a period of five years, with 25% vesting in each of the years two through five and generally expire ten years from the date of grant. Options granted in June 2001 and subsequently, vest over a four year period, with 25% vesting each year and generally expire ten years from the date of grant. The board's independent directors' options vested immediately upon being granted. The average exercise price of vested options at December 31, 2001 and 2000 was $14.39 and $9.51, respectively, all of which were granted in replacement of units previously outstanding under the equity plan. Compensation expense related to options granted totaled $1.9 million and $7.3 million, for the year ended December 31, 2001 and 2000, respectively.

     At December 31, 2000, no employee stock options were exercisable. Other options currently granted under the equity plan will fully vest periodically and become exercisable through the year 2005 at prices ranging from $5.75 to $17.25. Stock option transactions were (shares in thousands):

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                                             EXERCISE
                                                                SHARES        PRICE
                                                                ------      ---------
Outstanding at January 1, 2000..............................       --         $   --
Granted.....................................................    4,304           9.51
Exercised...................................................       --             --
Canceled or expired.........................................       --             --
Other, contingent share issuance............................       --             --
                                                                -----         ------
Outstanding at December 31, 2000............................    4,304           9.51
                                                                -----         ------
Exercisable December 31, 2000...............................       --         $   --
                                                                -----         ------
Outstanding at January 1, 2001..............................    4,304         $ 9.51
Granted.....................................................    3,437          20.19
Exercised...................................................     (145)          6.97
Canceled or expired.........................................     (169)         14.66
Other, contingent share issuance............................       --             --
                                                                -----         ------
Outstanding at December 31, 2001............................    7,427          14.39
                                                                -----         ------
Exercisable at December 31, 2001............................    1,368           7.45
                                                                -----         ------

     The following table summarizes information about stock options outstanding at December 31, 2001 (in thousands of shares):

                                                               OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                                             -----------------------    ------------------------
                                                             WEIGHTED-
                                                              AVERAGE      WEIGHTED-                   WEIGHTED-
                                                             REMAINING      AVERAGE                     AVERAGE
                                                 TOTAL          LIFE       EXERCISE        TOTAL       EXERCISE
         RANGE OF EXERCISE PRICES             OUTSTANDING    (IN YEARS)      PRICE      EXERCISABLE      PRICE
         ------------------------             -----------    ----------    ---------    -----------    ---------
$ 3.18 - $ 6.36...........................         635          1.7         $ 5.75           329        $ 5.75
$ 6.36 - $ 9.54...........................       2,371          5.0           8.14         1,024          7.77
$ 9.54 - $15.90...........................       2,211          9.1          14.43            --            --
$15.90 - $19.08...........................          62          9.4          17.77            --            --
$19.08 - $22.26...........................          36          9.5          21.45            --            --
$22.26 - $25.44...........................       2,050          9.3          23.49            15         22.95
$25.44 - $28.62...........................           2          8.6          25.62            --            --
$28.62 - $31.80...........................          60          9.2          31.80            --            --
                                                 -----          ---         ------         -----        ------
  Total...................................       7,427          7.2         $14.39         1,368        $ 7.45
                                                 =====          ===         ======         =====        ======

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2001 and 2000.

                                                                2001     2000
                                                                -----    -----
Dividends per year..........................................       --       --
Expected volatility.........................................    60.54    50.26
Risk-free interest rate.....................................     5.47     5.01
Expected life (years).......................................        7        7

     Using the Black-Scholes option-pricing model, the weighted-average fair value of NRG Energy's stock options granted for 2001 and 2000 is $13.26 and $14.38 per share, respectively.

     NRG Energy accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which, no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), NRG Energy's net income and per share amounts would have approximated the following pro forma amounts for the years ended December 31:

                                                                                 2001        2000
                                                                               --------    --------
Net income..................................................    As reported    $265,204    $182,935
                                                                  Pro Forma    $260,404     182,279
Earnings per share data:
Basic earnings per share....................................    As reported    $   1.36    $   1.10
                                                                  Pro Forma        1.34        1.10
Diluted earnings per share..................................    As reported        1.35        1.10
                                                                  Pro Forma        1.33        1.09

     The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for the years ended December 31, 2001 and 2000 are not likely to be representative of the pro forma effects on net income and earnings per share in future years for the following reasons: 1) the number of future shares to be issued under this plan is not known, 2) the effect of an additional year of vesting no options granted in prior years is not considered in the assumptions as of December 31, 2001 and 3) the assumptions used to determine the fair value can vary significantly.

NOTE 15 -- EARNINGS PER SHARE

     Basic earnings per common share were computed by dividing net income by the weighted average number of Class A common stock and common stock shares outstanding during each year. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period. The dilutive effect of the potential exercise of outstanding options to purchase shares of common stock is calculated using the treasury stock method. The dilutive effect of the issuance of common stock in the future due to the outstanding warrants (11.5 million shares) to buy NRG Energy common stock issued in connection with NRG Energy's Corporate Units issuance in March 2001 is calculated using the treasury stock method. The reconciliation of basic earnings per common share to diluted earnings per share is shown in the following table (in thousands, except per share data):

                                                           FOR THE YEARS ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------------------------
                                         2001                             2000                            1999
                            ------------------------------   ------------------------------   -----------------------------
                                                 PER SHARE                        PER SHARE                       PER SHARE
                             INCOME    SHARES     AMOUNT      INCOME    SHARES     AMOUNT     INCOME    SHARES     AMOUNT
                             ------    ------    ---------    ------    ------    ---------   ------    ------    ---------
Basic earnings per share
  Income before
    extraordinary items...  $265,204   194,929    $ 1.36     $182,935   165,861     $1.10     $57,195   147,605     $.39
  Effect of dilutive
    securities:
Warrants (corporate
  units)..................        --        --        --           --        --        --          --        --       --
    Stock options.........        --     1,510    $(0.01)          --     1,128        --          --        --       --
                            --------   -------    ------     --------   -------     -----     -------   -------     ----
Diluted earnings per
  share...................  $265,204   196,439    $ 1.35     $182,935   166,989     $1.10     $57,195   147,605     $.39
                            ========   =======    ======     ========   =======     =====     =======   =======     ====

     As of December 31, 2001, 2000 and 1999, 2,077,180, 2,700 and 0 options, respectively, have been excluded from the dilutive calculation above as their exercise price exceeded the average fair market value of NRG Energy's common stock.

NOTE 16 -- CASH FLOW INFORMATION

     Detail of supplemental disclosures of cash flow and non-cash investing and financing information was:

                                                               2001           2000          1999
                                                               ----           ----          ----
                                                                    (THOUSANDS OF DOLLARS)
Interest paid (net of amount capitalized)...............    $   385,885    $  248,325    $   82,891
Taxes paid/(refunds)....................................    $    57,055    $   20,923    $  (54,384)
                                                            -----------    ----------    ----------
Detail of businesses and assets acquired:
  Current assets (including restricted cash)............    $   184,874    $   97,970    $  110,821
  Fair value of non-current assets......................      4,779,530     1,896,113     1,433,370
  Liabilities assumed, including deferred taxes.........     (2,151,287)      (81,126)      (24,826)
                                                            -----------    ----------    ----------
  Cash paid net of cash acquired........................    $ 2,813,117    $1,912,957    $1,519,365
                                                            ===========    ==========    ==========

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

     NRG Energy leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2010. Rental expense under these operating leases was $9.7 million, $2.3 million and $2.2 million in 2001, 2000 and 1999, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2001 are as follows:

                                                                (THOUSANDS OF
                                                                  DOLLARS)
                                                                -------------
2002........................................................       $10,742
2003........................................................         9,844
2004........................................................         9,267
2005........................................................         8,355
2006........................................................         7,956
Thereafter..................................................        41,615
                                                                   -------
  Total.....................................................       $87,779
                                                                   =======

CAPITAL COMMITMENTS

     NRG Energy's management expects future capital expenditures related to projects listed below, as well as construction and the purchase of turbines, to total approximately $7.5 billion in the years 2002 through 2006. NRG Energy anticipates funding its ongoing capital requirements through the issuance of debt, equity and equity like instruments, preferred stock and operating cash flows.

     NRG Energy has contractually agreed to the monetization of certain tax credits generated from landfill gas sales through the year 2007.

     FirstEnergy. In November 2001, NRG Energy signed purchase agreements to acquire or lease four coal-fired generating facilities totaling approximately 2,535 MW and two ash disposal sites from subsidiaries of FirstEnergy Corporation. The four generating facilities are located in Ohio, along the shore of Lake Erie, and are the approximately 376 MW Ashtabula facility in Ashtabula, Ohio, the approximately 249 MW Lake Shore facility in downtown Cleveland, the approximately 1,262 MW Eastlake facility near Cleveland and the approximately 648 MW Bay Shore facility near Toledo. NRG Energy is also acquiring all of the equity interests in Bay Shore Power Company, which is a subsidiary of FirstEnergy and the owner of a 136 MW petroleum coke-fired steam generating project currently undergoing testing and commissioning on the Bay Shore facility site. NRG Energy is working to close these acquisitions in the second quarter of 2002. In connection with the acquisition of these facilities, NRG Energy is entering into a Transition Power Purchase Agreement with FirstEnergy, pursuant to which NRG Energy will supply to FirstEnergy approximately 95% of the output from the facilities through 2005.

     Conectiv. In June 2001, NRG Energy extended purchase agreements that were entered into with a subsidiary of Conectiv to acquire 794 MW of coal and oil-fired electric generating capacity and other assets in New Jersey and Pennsylvania, including an additional 66 MW of the Conemaugh Generating Station and an additional 42 MW of the Keystone Generating Station. NRG Energy expects the acquisition to close in the first quarter of 2002.

CALIFORNIA LIQUIDITY CRISIS

     NRG Energy's California generation assets include a 57.67% interest in Crockett Cogeneration, a 39.5% interest in the Mt. Poso facility and a 50% interest in the West Coast Power partnership with Dynegy.

     In March 2001, the California PX filed for bankruptcy under Chapter Eleven of the Bankruptcy Code, and in April 2001, Pacific Gas & Electric Company (PG&E) also filed for bankruptcy under Chapter Eleven. PG&E's filing delayed collection of receivables owed to the Crockett facility. In September 2001, PG&E filed a proposed plan of reorganization. Under the terms of the proposed plan, which is subject to challenge by interested parties, unsecured creditors such as NRG Energy's California affiliates would receive 60% of the amounts owed upon approval of the plan. The remaining 40% would be paid in negotiable debt with terms from 10 to 30 years. The California Power Exchange's (PX) ability to repay its debt is dependent on the extent to which it receives payments from PG&E and SCE. On December 21, 2001, the California bankruptcy court affirmed the Crockett Power Purchase Agreement (it had previously affirmed Mt. Poso's agreement) with PG&E and, in respect of the Crockett Power Purchase Agreement, approved a twelve-month repayment schedule of all past due amounts totaling $49.6 million, plus interest. The first payment of $6.2 million, including accrued interest, was received on December 31, 2001.

     NRG Energy's share of the net amounts owed to West Coast Power by the California ISO and PX totaled approximately $85.1 million as of December 31, 2001 compared to $101.8 million at December 31, 2000. These amounts reflect NRG Energy's share of (a) total amounts owed to West Coast Power less (b) amounts that are currently treated as disputed revenues and are not recorded as accounts receivable in the financial statements of West Coast Power LLC, and reserves taken against accounts receivable that have been recorded in the financial statements. The decrease is primarily attributed to cash collections from the California ISO during the fourth quarter of 2001.

CONTRACTUAL COMMITMENTS

     In connection with the acquisition of certain generating facilities NRG Energy entered into various long-term transition agreements and standard offer agreements that obligated NRG Energy to provide its customers, primarily the previous owners of the acquired facilities, with a certain portion of the energy and capacity output of the acquired facilities.

     During 1999, NRG Energy acquired the Huntley and Dunkirk generating facilities from Niagara Mohawk Power Corporation (NiMo). In connection with this acquisition, NRG Energy entered into a 4-year agreement with NiMo that requires NRG Energy to provide to NiMo pursuant to a predetermined schedule fixed quantities of energy and capacity at a fixed price.

     During 1999, NRG Energy acquired certain generating facilities from Connecticut Light and Power Company (CL&P). NRG also entered into a 4-year standard offer agreement that requires NRG Energy to provide to CL&P a portion of its load requirements through the year 2003 at a substantially fixed rate.

     During 2000, NRG Energy acquired the non-nuclear generating assets of Cajun Electric. Upon acquisition of the facilities, NRG Energy entered into various long-term power purchase agreements with the former customers of Cajun Electric, primarily distribution cooperatives and municipalities. These agreements specify that NRG Energy provide these customers with all requirements necessary to satisfy the energy and capacity needs of their retail load.

     Also during 2000, NRG Energy acquired the Killingholme generating facilities from National Power plc. In connection with this acquisition, NRG Energy entered into certain agreements to provide the natural gas to operate the facility which generally sells its power into the spot market. NRG Energy has entered into two gas purchase agreements, the first being a 5-year agreement that provides approximately 30% of the generating facilities natural gas requirements and the second agreement being a 10-year agreement that provides approximately 70% of the generating facilities natural gas requirements. NRG Energy has also entered into a 5-year fixed price agreement to resell up to 15% of the gas it has contracted for at a slightly higher price.

     Also during 2000, NRG Energy acquired the Flinders Power operations in South Australia. Upon the closing of the acquisition, NRG Energy assumed a gas purchase and sales agreement relating to the Osborne generating plant with a remaining life of 18-years. These agreements require NRG Energy to purchase a specified quantity of natural gas from a third party supplier at a fixed price for 18-years and resell the natural gas to Osborne at a fixed price for 13-years. The sales price is substantially lower than the purchase price. NRG Energy has recorded the liability associated with this out of the market contract in the amount of approximately $66 million in other long-term obligations and deferred income on its balance sheet. In addition, NRG Energy has entered into a contract for differences agreement which provides for the sale of energy into the South Australian power pool through the year 2002. The agreement provides for a swap of the variable market price to a fixed price.

     During 2001, NRG Energy acquired a portfolio of projects located in Delaware, Maryland and Pennsylvania from Conectiv. Upon closing of the acquisition, NRG Energy assumed a power purchase agreement. This agreement, which is not project specific, requires NRG Energy to deliver and Conectiv to purchase 500 MW of electric energy around the clock at a specified price through 2005. The sales price of the contracted electricity was substantially lower than the fair value that the electricity on the merchant market at the date of acquisition. NRG Energy has recorded the liability associated with the out of market contract on the balance sheet in the amount of approximately $89.4 million as of December 31, 2001. Approximately $45.1 million is recorded in other current liabilities and approximately $44.3 million in other long-term obligations and deferred income. The difference will be amortized into income over the life of the agreement.

ENVIRONMENTAL REGULATIONS

     As part of acquiring existing generating assets, NRG Energy has inherited environmental liabilities. Generally, potential liabilities are identified and researched during due diligence processes and funds are reserved in the financial pro forma to address them as circumstances dictate. Often, potential implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities (i.e., events of September 11th, 2001), or (e) selection of a less expensive compliance option than originally envisioned. The following paragraphs present an update on capital investments associated with existing environmental liabilities.

                               WEST COAST REGION

     Environmental expenditures at the Encina Generating Station include the installation of Selective Catalytic Reduction (SCR) emission control technology on all five units. These SCRs are mandated by the San Diego County Air Pollution Control District Rule 69 and by the December 13, 2001 Rule 69 Regular Variance Order 3732. Units 4 & 5 were retrofit with SCRs beginning in late 2001 and scheduled to end in spring 2002. SCR emission control installations on Units 1, 2 & 3 are scheduled to be phased in beginning in fall 2002 and ending in spring 2003. The cost for all five SCR retrofits is estimated at approximately $39 million.

                                NORTHEAST REGION

     The total budgeted capital expenditures during the first 5 years of the Con-Ed, NIMO, Somerset and CLP assets acquired by NRG Energy were in the range of $60 million dollars. During the years 1999-2001, NRG Energy recorded approximately $4 million of expenditures on environmental matters related to inherited liabilities associated with these assets. These expenditures were incurred as a result of moving forward with efforts to address NRG Energy's inherited remedial obligations, studies related to establishing strategies for complying with the NO(X) budget program, and other matters required as part of consent orders transferred to NRG Energy as part of acquisition packages. As the company progresses in its negotiations to close out consent order issues, an increased rate of expenditure is anticipated. NRG Energy estimates approximately $7.5 million to close out the remaining issues associated with remedial investigations/clean-ups at Somerset, Arthur Kill, Astoria, Middletown, Norwalk Harbor, Devon, and Montville. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. As of December 31, 2001 and 2000, NRG Energy has established such accruals in the amount of approximately $5.0 million and $6.0 million, respectively. NRG Energy has not used discounting in determining its accrued liabilities for environmental remediation and no claims for possible recovery from third party issuers or other parties related to environmental costs have been recognized in NRG Energy's consolidated financial statements. NRG Energy adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information. During the years 2001, 2000 and 1999, NRG Energy recorded expenses of approximately $15.3 million, $3.4 million and $0.3 million of expenditures related to environmental matters, respectively.

     The balance of the estimated $60 million in capital expenditures over the next five years is most notably for landfill construction, installation of NO(X) controls, installation of best available technology for minimizing environmental impacts associated with impingement and entrainment of fish and larvae, particulate matter control improvements, and spill prevention controls.

                               MIDATLANTIC REGION

     Capital expenditures over the next five years related to resolving environmental concerns at the Indian River Generating Station are centered around possible closure of the existing landfill and construction of a new cell(s) to replace it, possible addition of a cooling tower, and the addition of controls to reduce NO(X) emissions. Currently, cost estimates for addressing the first two items vary widely with NRG Energy's success in selling ash and in NRG Energy's negotiations with the Delaware Natural Resources and Environment Commission (DNREC). If ash sales are poor, it is estimated that NRG Energy could spend up to $11 million over the five-year timeframe to close/construct sections of the landfill; if sales are robust, expenditures related to closure/construction are expected to be minimal. In the unlikely event NRG Energy is unable reach agreement with DNREC on extension of a variance, NRG Energy estimates a $40 million cooling tower could be required; if negotiations are successful, a cooling tower can be avoided.

     NRG Energy has also budgeted funds for installation of NO(X) controls at both the Indian River and Vienna Generating Stations.

                              SOUTH CENTRAL REGION

     Approximately $35 million over the next five years has been budgeted for the addition of NO(X) controls to Units 1-3 at Big Cajun II; $5-10 million over the same time period is for NO(X) controls on the steam boilers at Big Cajun I. Approximately $4-5 million will be spent over the next two years to reduce particulate matter emissions during start-up of the Big Cajun II boilers and $3-5 million for expanding the existing bottom ash pond at the Big Cajun II plant site.

                              NORTH CENTRAL REGION

     No capital expenditures related to environmental liabilities have been budgeted at this time.

LEGAL ISSUES

New York Environmental Litigation

     In January 2002 the New York Attorney General and the New York Department of Environmental Control filed suit in the western district of New York against NRG Energy and Niagara Mohawk Power Corporation, the prior owner of the Huntley and Dunkirk facilities in New York. The lawsuit relates to physical changes made at those facilities prior to NRG Energy's assumption of ownership. The complaint alleges that these changes represent major modifications undertaken without the required permits having been obtained. Although NRG Energy has a right to indemnification by the previous owner for fines, penalties, assessments and related losses resulting from the previous owner's failure to comply with environmental laws and regulations, NRG Energy could be enjoined from operating the facilities if the facilities are found not to comply with applicable permit requirements.

     In July 2001, Niagara Mohawk Power Corporation filed a declaratory judgment action in the Supreme Court for the State of New York, County of Onondaga, against NRG Energy and its wholly-owned subsidiaries, Huntley Power LLC and Dunkirk Power LLC. Niagara Mohawk Power Corporation requests a declaration by the Court that, pursuant to the terms of the Assets Sales Agreement under which NRG Energy purchased the Huntley and Dunkirk generating facilities from Niagara Mohawk (the ASA), defendants have assumed liability for any costs for the installation of emissions controls or other modifications to or related to the Huntley or Dunkirk plants imposed as a result of violations or alleged violations of environmental law. Niagara Mohawk Power Corporation also requests a declaration by the Court that, pursuant to the ASA, defendants have assumed all liabilities, including liabilities for natural resource damages, arising from emissions or releases of pollutants from the Huntley and Dunkirk plants, without regard to whether such emissions or releases occurred before, on or after the closing date for the purchase of the Huntley and Dunkirk plants. NRG Energy has counterclaimed against Niagara Mohawk Power Corporation, and the parties have exchanged discovery requests.

California Litigation

     NRG Energy and other power generators and power traders have been named as defendants in certain private plaintiff class actions filed in the Superior Court of the State of California for the County of San Diego in San Diego, California in November 2000 (Pamela R. Gordon v. Reliant Energy, Inc., et al. and Ruth Hendricks v. Dynegy Power Marketing Inc., et al). NRG Energy has also been named in another suit filed in January 2001 in San Diego County and brought by three California water districts, as consumers of electricity (Sweetwater Authority v. Dynegy, Inc., et al.), and in two suits filed in San Francisco County, one brought by the San Francisco City Attorney on behalf of the people of the State of California (The People of the State of California v. Dynegy Power Marketing, Inc., et al.) and one brought by Pier 23 Restaurant as a class action

(Pier 23 Restaurant v. PG&E Energy Trading, et al.). Certain NRG Energy affiliates in NRG Energy's West Coast power partnership with Dynegy (Cabrillo I and II, Long Beach Generation and El Segundo Power) have been named as defendants in a state court action in Los Angeles County (Bustamonte v. Dynegy, Inc., et al.).

     Although the complaints contain a number of allegations, the basic claim is that, by underbidding forward contracts and exporting electricity to surrounding markets, the defendants, acting in collusion, were able to drive up wholesale prices on the Real Time and Replacement Reserve markets, through the Western Coordinating Council and otherwise. The complaints allege that the conduct violated California antitrust and unfair competition laws. NRG Energy does not believe that it has engaged in any illegal activities, and intends to vigorously defend these lawsuits. These six civil actions brought against NRG Energy and other power generators and power traders in California have been consolidated and assigned to the presiding judge of the San Diego County Superior Court, and a pretrial conference has been scheduled for March 2002. While these cases are in too preliminary a stage to speculate on their outcome, if they were ultimately resolved adversely to the defendants it could have a material adverse effect on NRG Energy's results of operations and financial condition.

Shareholder Litigation

     On February 15, 2002, Xcel Energy announced its intention to commence an exchange offer to acquire all of the outstanding publicly held shares of NRG Energy. On the same day, eight separate civil actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by owners of NRG common stock, against Xcel Energy, NRG Energy, and NRG Energy's directors. The complaints contain a number of allegations, but the basic claim is that Xcel proposes to acquire the remaining ownership of NRG for inadequate consideration and without full and complete disclosure of all material information, in breach of defendants' fiduciary duties. The complaints request the court to enjoin the proposed transaction and, in the event the exchange offer is consummated, to award damages to defendants.

NOTE 18 -- SEGMENT REPORTING

     NRG Energy conducts its business within six segments: Independent Power Generation in North America, Independent Power Generation outside North America (Europe, Asia Pacific and Other Americas regions), Alternative Energy and Thermal projects. NRG Energy's Revenues from majority owned operations attributable to Europe and Asia Pacific primarily relate to operations in the United Kingdom and Australia, respectively. These segments are distinct components with separate operating results and management structures in place. The "Other" category includes operations that do not meet the threshold for separate disclosure and corporate charges (primarily interest expense) that have not been allocated to the operating segments.

                                                                        POWER GENERATION
                                                      ----------------------------------------------------
                                                                                                  OTHER
                                                      NORTH AMERICA    EUROPE    ASIA PACIFIC    AMERICAS
                                                      -------------    ------    ------------    --------
                                                                     (THOUSANDS OF DOLLARS)
2001
OPERATING REVENUES AND EQUITY EARNINGS
Revenues from majority-owned operations.............   $1,835,221     $490,885     $239,085     $   34,690
Inter-segment revenues..............................           --          --            --             --
Equity in earnings of unconsolidated affiliates.....      187,579      31,977        13,228          3,886
                                                       ----------     --------     --------     ----------
Total operating revenues and equity earnings........    2,022,800     522,862       252,313         38,576
                                                       ----------     --------     --------     ----------
Operating Income....................................      563,584     113,038        22,252         12,608
                                                       ----------     --------     --------     ----------
Net Income..........................................   $  261,317     $64,345      $ 12,427     $    1,381
                                                       ==========     ========     ========     ==========

                                                       ALTERNATIVE
                                                         ENERGY        THERMAL        OTHER         TOTAL
                                                       -----------     -------        -----         -----
OPERATING REVENUES AND EQUITY EARNINGS
Revenues from majority-owned operations.............   $   77,629     $  108,319    $   10,920    $2,796,749
Inter-segment revenues..............................        1,859             --            --         1,859
Equity in earnings of unconsolidated affiliates.....      (26,638)            --            --       210,032
                                                       ----------     ----------    ----------    ----------
Total operating revenues and equity earnings........       52,850        108,319        10,920     3,008,640
                                                       ----------     ----------    ----------    ----------
Operating Income....................................      (25,688)        18,666        10,362       714,822
                                                       ----------     ----------    ----------    ----------
Net Income (Loss)...................................   $   35,013     $   10,219    $ (119,498)   $  265,204
                                                       ==========     ==========    ==========    ==========

     Total assets as of December 31, 2001, for North America, Europe, Asia Pacific and Other Americas total $9.6 billion, $1.9 billion, $882 million and $508 million, respectively.

                                                                        POWER GENERATION
                                                     ------------------------------------------------------
                                                                                                   OTHER
                                                     NORTH AMERICA     EUROPE     ASIA PACIFIC    AMERICAS
                                                     -------------     ------     ------------    --------
                                                                     (THOUSANDS OF DOLLARS)
2000
OPERATING REVENUES AND EQUITY EARNINGS
Revenues from majority-owned operations............   $1,578,706     $  197,718    $   94,681    $      291
Inter-segment revenues.............................           --             --            --            --
Equity in earnings of unconsolidated affiliates....      138,655          9,098         3,456         5,704
                                                      ----------     ----------    ----------    ----------
Total operating revenues and equity earnings.......    1,717,361        206,816        98,137         5,995
Operating Income...................................      596,919         32,573         6,297         2,268
                                                      ----------     ----------    ----------    ----------
Net Income.........................................   $  241,846     $    9,706    $    9,343    $    3,607
                                                      ----------     ----------    ----------    ----------

                                                      ALTERNATIVE
                                                        ENERGY        THERMAL        OTHER         TOTAL
                                                      -----------     -------        -----         -----
OPERATING REVENUES AND EQUITY EARNINGS
Revenues from majority-owned operations............   $   39,379     $   87,802    $   17,789    $2,016,366
Inter-segment revenues.............................        2,256             --            --         2,256
Equity in earnings of unconsolidated affiliates....      (17,300)          (249)           --       139,364
                                                      ----------     ----------    ----------    ----------
Total operating revenues and equity earnings.......       24,335         87,553        17,789     2,157,986
                                                      ----------     ----------    ----------    ----------
Operating Income (Loss)............................      (28,898)        20,303       (56,389)      573,073
                                                      ----------     ----------    ----------    ----------
Net Income (Loss)..................................   $   14,637     $    7,590    $ (103,794)   $  182,935
                                                      ==========     ==========    ==========    ==========

     Total assets as of December 31, 2000, for North America, Europe, Asia Pacific and Other Americas total $4.4 billion, $828 million, $599 million and $141 million, respectively.

                                                                      POWER GENERATION
                                                      -------------------------------------------------
                                                                                                OTHER
                                                      NORTH AMERICA   EUROPE    ASIA PACIFIC   AMERICAS
                                                      -------------   ------    ------------   --------
                                                                   (THOUSANDS OF DOLLARS)
1999
OPERATING REVENUES AND EQUITY EARNINGS
Revenues from majority-owned operations.............    $319,598      $   --      $  3,155     $    189
Inter-segment revenues..............................          --          --            --           --
Equity in earnings of unconsolidated affiliates.....      31,052      22,840         9,915        5,879
                                                        --------      -------     --------     --------
Total operating revenues and equity earnings........     350,650      22,840        13,070        6,068
                                                        --------      -------     --------     --------
Operating Income....................................     114,628       9,168         7,901        2,916
                                                        --------      -------     --------     --------
Net Income (Loss)...................................    $ 71,850      $9,509      $ 15,028     $  3,502
                                                        ========      =======     ========     ========

                                                       ALTERNATIVE
                                                         ENERGY       THERMAL      OTHER        TOTAL
                                                       -----------    -------      -----        -----
OPERATING REVENUES AND EQUITY EARNINGS
Revenues from majority-owned operations.............    $ 26,934      $76,277     $  5,402     $431,555
Inter-segment revenues..............................         963          --            --          963
Equity in earnings of unconsolidated affiliates.....      (2,205)         19            --       67,500
                                                        --------      -------     --------     --------
Total operating revenues and equity earnings........      25,692      76,296         5,402      500,018
                                                        --------      -------     --------     --------
Operating Income (Loss).............................     (13,288)     18,746       (30,551)     109,520
                                                        --------      -------     --------     --------
Net Income (Loss)...................................    $ 10,243      $6,506      $(59,443)    $ 57,195
                                                        ========      =======     ========     ========

     All operating revenues are from external customers located in the United States except $764.7 million and $292 million of revenues in 2001 and 2000, respectively, which came from external customers outside of the United States. NRG Energy's equity in earnings of unconsolidated affiliates, primarily independent power projects, includes $54.1 million in 2001, $19.2 million in 2000 and $38.6 million in 1999 from non-regulated projects located outside of the United States. NRG Energy's investments in affiliates outside of the United States were $519 million in 2001, $566 million in 2000 and $606 million in 1999. In addition, NRG Energy's majority owned foreign assets of $2.8 billion in 2001 and $796 million in 2000, contributed earnings of $49.2 million in 2001, $30.1 million in 2000 and $0 in 1999.

     Total assets as of December 31, 1999, for North America, Europe, Asia Pacific and Other Americas total $2.8 billion, $179 million, $346 million and $117 million, respectively.

NOTE 19 -- JOINTLY OWNED PLANTS

     On March 31, 2000, NRG Energy acquired a 58% interest in the Big Cajun II, Unit 3 generation plant. Entergy Gulf States owns the remaining 42%. Big Cajun II, Unit 3 is operated and maintained by Louisiana Generating pursuant to a joint ownership participation and operating agreement. Under this agreement, Louisiana Generating and Entergy Gulf States are each entitled to their ownership percentage of the hourly net electrical output of Big Cajun II, Unit
3. All fixed costs are shared in proportion to the ownership interests. Fixed costs include the cost of operating common facilities. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy's income statement includes its share of all fixed and variable costs of operating the unit. NRG Energy's 58% share of the original cost included in Property, Plant and Equipment and construction in progress at December 31, 2001 and 2000, was $179.6 million and $179.1 million, respectively. The corresponding accumulated depreciation and amortization at December 31, 2001 and 2000, was $7.8 million and $3.4 million, respectively.

     In August 2001, NRG Energy completed the acquisition of a 77% interest in the 520 MW gas fired electric generating facility located in McClain County, Oklahoma from Duke energy North America LLC (McClain generating facility). The remaining 23% of the McClain generating facility is owned and operated by the Oklahoma Municipal Power Authority (OMPA) pursuant to a joint ownership and operating agreement. Under this agreement, NRG McClain LLC operates the facility and NRG Energy and OMPA are entitled to their ownership ratio of the net available output of the McClain facility. All fixed costs are shared in proportion to the ownership interests. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy's income statement includes its share of all fixed and variable costs of operating the facilities. NRG Energy's 77% share of the original cost included in Property, Plant and Equipment and construction in progress at December 31, 2001 was $276.6 million. The corresponding accumulated depreciation and amortization at December 31, 2001, was $3.8 million.

     In June 2001, NRG Energy completed the acquisition of an approximately 3.7% interest in both the Keystone and Conemaugh coal-fired generating facilities. The Keystone and Conemaugh facilities are located near Pittsburgh, Pennsylvania and are jointly owned by a consortium of energy companies. NRG Energy purchase its interests from Conectiv, Inc. Keystone and Conemaugh are operated by GPU Generation, Inc. which sold its assets and operating responsibilities to Sithe Energies. Keystone and Conemaugh both consist of two operational coal-fired steam power units with a combined net output of 1,700 MW, four diesel units with a combined net output of 11 MW and an on-site landfill. The units are operated pursuant to a joint ownership participation and operating agreement. Under this agreement each joint owner is entitled to its ownership ratio of the net available output of the facility. All fixed costs are shared in proportion to the ownership interests. All variable costs are incurred in proportion to the energy delivered to the owners. NRG Energy's income statement includes its share of all fixed and variable costs of operating the facilities. NRG Energy's 3.70% and 3.72% share of the Keystone and Conemaugh facilities original cost included in Property, Plant and Equipment and construction in progress at December 31, 2001 was $52.9 million and $60.9 million, respectively. The corresponding accumulated depreciation and amortization at December 31, 2001, for Keystone and Conemaugh was $1.3 million and $1.5 million, respectively.

NOTE 20 -- DECOMMISSIONING FUNDS

     NRG Energy is required by the State of Louisiana Department of Environmental Quality ("DEQ") to rehabilitate NRG Energy's Big Cajun II ash and wastewater impoundment areas, subsequent to the Big Cajun II facilities' removal from service. On July 1, 1989, a guarantor trust fund (the "Solid Waste Disposal Trust Fund") was established to accumulate the estimated funds necessary for such purpose. Approximately $1.1 million was initially deposited in the Solid Waste Disposal Trust Fund in 1989, and $116,000 has been funded annually thereafter, based upon an estimated future rehabilitation cost (in 1989 dollars) of approximately $3.5 million and the remaining estimated useful life of the Big Cajun II facilities. Cumulative contributions to the Solid Waste Disposal Trust Fund and earnings on the investments therein are accrued as a decommissioning liability. At December 31, 2001 and 2000, the carrying value of the trust fund investments and the related accrued decommissioning liability was approximately $4.3 million and $3.9 million, respectively. The trust fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.

NOTE 21 -- ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

     On January 1, 2001, NRG Energy adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires NRG Energy to record all derivatives on the balance sheet at fair value. Changes in the fair value of non-hedge derivatives will be immediately recognized in earnings. Changes in fair values of derivatives accounted for as hedges will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income (OCI) until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument's change in fair value will be immediately recognized in earnings. NRG Energy also formally assesses both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all components of each derivative's gain or loss unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

     SFAS No. 133 applies to NRG Energy's long-term power sales contracts, long-term gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. SFAS No. 133 also applies to various interest rate swaps used to mitigate the risks associated with movements in interest rates and foreign exchange contracts to reduce the effect of fluctuating foreign currencies on foreign denominated investments and other transactions. At December 31, 2001, NRG Energy had various commodity contracts extending through December 2003, and several fixed-price gas and electricity purchase contracts extending through 2018.

ACCUMULATED OTHER COMPREHENSIVE INCOME

     The following table summarizes the effects of SFAS No. 133 on NRG Energy's Other Comprehensive Income balance as of December 31, 2001:

                                                   ENERGY       INTEREST    FOREIGN
                                                 COMMODITIES      RATE      CURRENCY     TOTAL
                                                 -----------    --------    --------    --------
                                                         (GAINS/(LOSSES) IN $ THOUSANDS)
OCI balance at December 31, 2000.............     $     --      $    --     $    --     $     --
  Initial adoption of SFAS No. 133...........       (6,567)     (16,064)         --      (22,631)
  Unwound from OCI during period:
  - due to unwinding of previously deferred
    amounts..................................      (25,789)         662        (167)     (25,294)
  Mark to market of hedge contracts..........      167,224      (46,002)     (2,196)     119,026
                                                  --------      --------    -------     --------
OCI balance at December 31, 2001.............      134,868      (61,404)     (2,363)      71,101
                                                  ========      ========    =======     ========
Gains/(Losses) expected to unwind from OCI
  during next 12 months......................       24,157       (7,636)     (2,196)      14,325

     The adoption of SFAS No. 133 on January 1, 2001, resulted in an after-tax unrealized loss of $22.6 million recorded to OCI related to previously deferred net losses on derivatives designated as cash flow hedges. During the year ended December 31, 2001, NRG Energy reclassified gains of $25.3 million from OCI to current-period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the year ended December 31, 2001, NRG Energy recorded an after-tax gain in OCI of approximately $119.0 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 as of December 31, 2001 was an unrecognized gain of approximately $71.1 million. NRG Energy expects $14.3 million of the deferred net gains on derivative instruments accumulated in OCI to be recognized as earnings during the next twelve months.

STATEMENT OF OPERATIONS

     The following tables summarize the effects of SFAS No. 133 on NRG Energy's statement of operations for the period ended December 31, 2001:

                                                              ENERGY       FOREIGN
                                                            COMMODITIES    CURRENCY     TOTAL
                                                            -----------    --------    -------
                                                             (GAINS/(LOSSES) IN $ THOUSANDS)
Revenue from majority owned subsidiaries................      $(8,138)       $ --      $(8,138)
Equity in earnings of unconsolidated subsidiaries.......        4,662          --        4,662
Cost of operations......................................       17,556          --       17,556
Other income............................................           --         252          252
                                                              -------        ----      -------
     Total Statement of Operations impact before tax....      $14,080        $252      $14,332
                                                              =======        ====      =======

ENERGY RELATED COMMODITIES

     NRG Energy is exposed to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, NRG

Energy enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. Certain of these transactions have been designated as cash flow hedges. NRG Energy has accounted for these derivatives by recording the effective portion of the cumulative gain or loss on the derivative instrument as a component of OCI in shareholders' equity. NRG Energy recognizes deferred gains and losses into earnings in the same period or periods during which the hedged transaction affects earnings. Such reclassifications are included on the same line of the statement of operations in which the hedged item is recorded.

     No ineffectiveness was recognized on commodity cash flow hedges during the period ended December 31, 2001.

     NRG Energy's pre-tax earnings for the year ended December 31, 2001 were increased by an unrealized gain of $14.1 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

     During the year ended December 31, 2001, NRG Energy reclassified gains of $25.8 million from OCI to current-period earnings and expects to reclassify an additional $24.2 million of deferred gains to earnings during the next twelve months on energy related derivative instruments accounted for as hedges.

INTEREST RATES

     To manage interest rate risk, NRG Energy has entered into interest-rate swaps that effectively fix the interest payments of certain floating rate debt instruments. Interest-rate swap agreements are accounted for as cash flow hedges. The effective portion of the cumulative gain or loss on the derivative instrument is reported as a component of OCI in shareholders' equity and recognized into earnings as the underlying interest expense is incurred. Such reclassifications are included on the same line of the statement of operations in which the hedged item is recorded.

     No ineffectiveness was recognized on interest rate cash flow hedges during the period ended December 31, 2001.

     During the year ended December 31, 2001, NRG Energy reclassified losses of $0.7 million from OCI to current-period earnings and expects to reclassify $7.6 million of deferred losses to earnings during the next twelve months on interest rate swaps accounted for as hedges.

FOREIGN CURRENCY EXCHANGE RATES

     To preserve the U.S. dollar value of projected foreign currency cash flows, NRG Energy may hedge, or protect those cash flows if appropriate foreign hedging instruments are available.

     No ineffectiveness was recognized on foreign currency cash flow hedges during the period ended December 31, 2001.

     NRG Energy's pre-tax earnings for the year ended December 31, 2001 were increased by an unrealized gain of $0.3 million associated with foreign currency hedging instruments not accounted for as hedges in accordance with SFAS No. 133.

     During the year ended December 31, 2001, NRG Energy reclassified gains of $0.2 million from OCI to current period earnings and expects to reclassify $2.2 million of deferred losses to earnings during the next twelve months on foreign currency swaps accounted for as hedges.

NOTE 22 -- UNAUDITED QUARTERLY FINANCIAL DATA

     Summarized quarterly unaudited financial data is as follows:

                                                                 QUARTER ENDED 2001
                                            -------------------------------------------------------------
                                             MAR 31     JUNE 30     SEPT 30      DEC 31     TOTAL YEAR(1)
                                             ------     -------     -------      ------     -------------
                                                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues and equity earnings............    $643,166    $722,900    $963,302    $679,272     $3,008,640
Operating Income........................     127,024     153,363     309,370     125,065        714,822
Net income..............................      35,178      49,114     141,580      39,332        265,204
Earnings per share:
  Basic.................................    $    .19    $    .25    $    .71    $    .20     $     1.36
  Diluted...............................         .19         .25         .71         .20           1.35

                                                                 QUARTER ENDED 2000
                                            -------------------------------------------------------------
                                             MAR 31     JUNE 30     SEPT 30      DEC 31     TOTAL YEAR(1)
                                             ------     -------     -------      ------     -------------
                                                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues and equity earnings............    $323,027    $522,009    $624,798    $688,152     $2,157,986
Operating income........................      62,937     154,128     227,209     128,799        573,073
Net income..............................       8,746      43,581      88,604      42,004        182,935
Earnings per share:
  Basic.................................    $    .06    $    .28    $    .49    $    .23     $     1.10
  Diluted...............................         .06         .28         .49         .23           1.10

---------------
(1) The sum of earnings per share for the four quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

     During the fourth quarter of the year ended December 31, 2001, NRG Energy recorded a $24.5 million income tax benefit as a result of state income tax planning strategies and a higher percentage of NRG Energy's overall earnings derived from foreign projects in lower tax jurisdictions, than expected throughout the year. Also during the fourth quarter of 2001, NRG Energy recorded a net after-tax expense of $6.7 million related to Enron's bankruptcy. This amount includes a $14.2 million after-tax charge to establish bad debt reserves, which was partially offset by a $7.5 million after-tax gain on a credit swap agreement entered into as part of NRG's credit risk management program.

NOTE 23 -- SUBSEQUENT EVENT

     In February 2002, Xcel Energy announced its intention to commence an exchange offer by which Xcel Energy would acquire all of the outstanding publicly held shares of NRG Energy. In the announcement Xcel Energy stated its intention to close this transaction in April 2002 and stated that in the offer, NRG Energy shareholders would receive 0.4846 shares of Xcel Energy common stock in a tax-free exchange for each outstanding share of NRG Energy common stock.